- --------------------------------------------------------------------------------

                      STOCK AND ASSET PURCHASE AGREEMENT


                                    between


                           TROPICANA PRODUCTS, INC.


                                      and


                            DOLE FOOD COMPANY, INC.


                          Dated as of March 24, 1995

- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            Page

                                   ARTICLE I
                     PURCHASE AND SALE OF STOCK AND ASSETS
     1.1  Stock; Assets; Liabilities.......................................   1
          (a)  Stock Purchase..............................................   1
          (b)  Asset Purchase..............................................   2
          (c)  Excluded Assets.............................................   6
          (d)  Assumed Liabilities.........................................   8
          (e)  Liabilities Not Assumed.....................................   8
     1.2  Assumption of Liabilities; Purchase Price........................  10
     1.3  Adjustment to Purchase Price.....................................  11
          (a)  Preparation of Preliminary Closing Balance Sheet............  11
          (b)  Review of Preliminary Closing Balance Sheet.................  12
          (c)  Disputes....................................................  13
          (d)  Final Balance Sheet.........................................  14
          (e)  Adjustment to the Stock and Asset Purchase Price............  15

                                  ARTICLE II
                                    CLOSING

     2.1  Time and Place...................................................  15
     2.2  Deliveries by Seller.............................................  16
     2.3  Deliveries by Buyer..............................................  17

                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES

     3.1  Representations and Warranties of Seller.........................  17
          (a)  Due Organization of the Subsidiaries........................  17
          (b)  Due Organization and Power..................................  20
          (c)  Authorization and Validity of Agreements....................  21
          (d)  Good Title..................................................  21
          (e)  Capitalization..............................................  22
          (f)  No Conflict.................................................  23
          (g)  Financial Statements; Financial Results.....................  25
          (h)  Absence of Material Adverse Change..........................  25
          (i)  Taxes.......................................................  26
          (j)  Title to Real and Personal Properties; Liens and
               Encumbrances; No Other Interests. Except as set forth in
               Schedule 3.1(j):............................................  33
          (k)  Business Contracts..........................................  35
          (l)  Legal Proceedings...........................................  37
          (m)  Government Licenses, Permits and Related Approvals..........  39
          (n)  Conduct of Business in Compliance with Regulatory
               Requirements................................................  39
          (o)  Labor Matters...............................................  40
          (p)  Intellectual Property.......................................  42
          (q)  Employee Benefit Plans......................................  45

                                                                            Page
          (r)  Insurance...................................................  49
          (s)  Brokers, Finders, etc.......................................  49
          (t)  Inventories.................................................  50
          (u)  Environmental Matters.......................................  50
          (v)  Capital Projects............................................  56
          (w)  Customers and Suppliers.....................................  56
          (x)  Minute Books................................................  57
          (y)  Bank Accounts, Powers, etc..................................  58
          (z)  Incentives..................................................  58
          (aa) Certain Payments............................................  58
          (bb) Receivables.................................................  59
          (cc) Accuracy of Information.....................................  60
     3.2  Representations and Warranties of Buyer..........................  60
          (a)  Due Organization and Power..................................  60
          (b)  Authorization and Validity of Agreements....................  60
          (c)  No Conflict.................................................  61
          (d)  Brokers, Finders, etc.......................................  62
          (e)  Legal Proceedings...........................................  62
          (f)  Accuracy of Information.....................................  63
     3.3  Survival of Representations and Warranties.......................  63

                                  ARTICLE IV
                                   COVENANTS

     4.1  Access to Information Concerning Properties and Records;
          Confidentiality; Business Contracts..............................  64
          (a)  Access......................................................  64
          (b)  Confidentiality.............................................  65
          (c)  Subsequent Access...........................................  67
          (d)  Business Contracts..........................................  67
     4.2  Conduct of the Business Prior to the Closing Date................  67
     4.3  Intercompany Debt................................................  71
     4.4  Antitrust Laws...................................................  72
     4.5  Cash Management..................................................  73
     4.6  Further Actions..................................................  73
     4.7  No Shop..........................................................  77
     4.8  Promotions.......................................................  77
     4.9  Covenant Not to Compete..........................................  78
     4.10 Qualifying Shares................................................  79
     4.11 Business Records.................................................  79
     4.12 Ault Foods Limited...............................................  80
     4.13 Juice Bowl/Pepsi Dispute.........................................  80

                                   ARTICLE V
                             CONDITIONS PRECEDENT
     5.1  Conditions Precedent to Obligations of Parties...................  81
          (a)  No Injunction...............................................  81
          (b)  Regulatory Authorizations...................................  82
          (c)  Supply Agreement............................................  82

                                                                            Page
          (d)  Trademark License...........................................  83
          (e)  Foreign Licensing...........................................  83
          (f)  Trademark Security Agreement................................  83
     5.2  Conditions Precedent to Obligation of Buyer......................  84
          (a)  Accuracy of Representations and Warranties..................  84
          (b)  Performance of Agreement....................................  84
          (c)  Entirety....................................................  85
          (d)  Termination Payment.........................................  85
          (e)  Certificate.................................................  86
          (f)  Transition Agreement........................................  86
          (g)  Technology License..........................................  86
          (h)  Consents; Third-Party Rights; Filings; Notices..............  87
          (i)  Environmental Compliance....................................  87
          (j)  Resignations................................................  87
          (k)  Opinion of Counsel..........................................  88
          (l)  Additional Matters..........................................  88
          (m)  J.P. Fruit Distributors.....................................  88
     5.3  Conditions Precedent to the Obligation of Seller.................  88
          (a)  Accuracy of Representations and Warranties..................  88
          (b)  Performance of Agreements...................................  89
          (c)  Certificate.................................................  89
          (d)  Opinion of Counsel..........................................  89

                                  ARTICLE VI
                         PROVISIONS AS TO TAX MATTERS
     6.1  Tax Indemnification..............................................  89
     6.2  Tax Related Adjustments.......................................... 102
     6.3  Transfer Taxes................................................... 104
     6.4  Allocation of Purchase Price..................................... 104
     6.5  Certain Tax Matters.............................................. 104

                                  ARTICLE VII
                LABOR MATTERS, EMPLOYEE RELATIONS AND BENEFITS
     7.1  Transferred Employees............................................ 106
     7.2  Severance........................................................ 106
     7.3  Employee Notification Requirements............................... 106
     7.4  Dole Pension Benefits............................................ 107
     7.5  Dole 401(k) Plan Benefits........................................ 108
     7.6  Juice Bowl Profit Sharing Plan................................... 108
     7.7  Welfare Benefits................................................. 108
     7.8  No Third Party Beneficiaries..................................... 109
     7.9  Non-United States Employee Benefit Plans......................... 109

                                 ARTICLE VIII
                       ASSUMPTION OF CERTAIN OBLIGATIONS
                       AND LIABILITIES; INDEMNIFICATION
     8.1  Assumption and Indemnification................................... 110
     8.2  Procedure........................................................ 114

                                                                            Page
     8.3  Limitation on Indemnification....................................  115
     8.4  Adjustment of Indemnity Payment..................................  116
     8.5  Indemnity Payments...............................................  117
     8.6  Exclusive Remedy.................................................  117

                                  ARTICLE IX
                                 MISCELLANEOUS

     9.1  Termination and Abandonment......................................  118
          (a)  General.....................................................  118
          (b)  Procedure Upon Termination..................................  119
          (c)  Survival of Certain Provisions..............................  119
     9.2  Fees and Expenses................................................  119
     9.3  Notices..........................................................  119
     9.4  Entire Agreement.................................................  120
     9.5  Binding Effect; Benefit..........................................  121
     9.6  Assignability....................................................  121
     9.7  Amendment and Modification; Waiver...............................  121
     9.8  Public Announcements.............................................  122
     9.9  Specific Performance.............................................  122
     9.10 Bulk Sales Law...................................................  123
     9.11 Section Headings.................................................  123
     9.12 Counterparts.....................................................  123
     9.13 Applicable Law...................................................  123
     9.14 Severability of Provisions.......................................  123

                      STOCK AND ASSET PURCHASE AGREEMENT
                      ----------------------------------

     STOCK AND ASSET PURCHASE AGREEMENT, dated as of March 24, 1995, between TROPICANA PRODUCTS, INC., a corporation organized and existing under the laws of the State of Delaware ("Buyer"), and DOLE FOOD COMPANY, INC., a corporation
                        -----
organized and existing under the laws of the State of Hawaii ("Seller").
                                                               ------

          Seller and its subsidiaries (which, until the Closing Date (as defined in Section 2.1), shall include the Subsidiaries (as defined in Section 1.1(a), but which, for purposes of this Agreement shall not include DCBIL (as defined in Section 1.1(a))) or the PRC Company (as defined in Section 3.1(a)) are engaged in, among other things, the production, marketing and sale worldwide of juice and juice beverages.
          Buyer desires to purchase, and Seller desires to sell, the Business (as defined on Exhibit A hereto).
          Upon the terms and subject to the conditions set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                     PURCHASE AND SALE OF STOCK AND ASSETS

          1.1  Stock; Assets; Liabilities.  (a)  Stock Purchase. Upon the terms
               --------------------------        --------------
and subject to the conditions of this Agreement, at the Closing (as defined in
Section 2.1): (i) Seller shall cause ABA Holding, Inc., a New Jersey corporation ("ABA") to sell, and Buyer shall cause one of its Designees (as defined in
  ---
Section 9.6) to purchase, all of the capital stock of Juice Bowl Products, Inc., a Florida corporation ("Juice Bowl") (the "Juice
                        ----------         -----

Bowl Purchase"), (ii) Seller shall cause ABA to sell, and Buyer shall cause one
- -------------
of its Designees to purchase, all of the capital stock of A.B.A. Management & Development, Inc., a New York corporation ("ABA Management") (the "ABA
                                            --------------         ---
Management Purchase"), (iii) Seller shall cause ABA to sell, and Buyer shall
- -------------------
cause one of its Designees to purchase, all of the capital stock or other equity interest of Looza Distribution N.V., a Belgium corporation ("Looza") (the "Looza
                                                             -----         -----
Purchase") and (iv) Seller shall cause Dole China Limited to sell, and Buyer
- --------
shall cause one of its Designees to purchase, all of the capital stock or other equity interest owned by Dole China Limited of Dole China Beverage Investments Ltd. ("DCBIL") (the "Dole China Purchase"). Juice Bowl, ABA Management, Looza,
       -----         -------------------
ABA Europe N.V., a Belgium corporation, Looza N.V., a Belgium corporation, Looza (U.K.) Ltd., an English corporation, Looza Scandinavia A/S, a Danish corporation, and Looza Deutschland GmbH, a German corporation, are hereinafter referred to individually as a "Subsidiary" and collectively as the
                               ----------
"Subsidiaries", and the capital stock of Juice Bowl, ABA Management and Looza
 ------------
and the capital stock or other equity interest owned by Dole China Limited of DCBIL is hereinafter referred to as the "Stock".
                                         -----
          (b) Asset Purchase.  Upon the terms and subject to the conditions of
              --------------
this Agreement, at the Closing, Seller shall, or shall cause its subsidiaries (other than the Subsidiaries) to, sell, convey, assign, transfer and deliver to Buyer and its Designees and Buyer or its Designees shall purchase, acquire and accept from Seller or its subsidiaries (other than the

Subsidiaries), as appropriate, all of the assets, properties, rights, privileges, claims and contracts of every kind and nature, real and personal, tangible and intangible, absolute or contingent, as set forth below, without duplication (such assets, properties, rights, privileges, claims and contracts being sold, conveyed, assigned, transferred and delivered to Buyer or its Designees being referred to collectively as, the "Assets"):
                                                  ------
               (i) the assets (other than the assets of the Subsidiaries) reflected on the Final Balance Sheet (as defined in Section 1.3(d));
               (ii) (A) all finished goods inventory of the Business which is reflected on the Final Balance Sheet, including, without limitation, that finished goods inventory in the possession of the Seller, co-packers or brokers on the Closing Date; (B) all work in progress of the Business which is reflected on the Final Balance Sheet, including, without limitation, that work in progress in the control or possession of Seller or co-packers on the Closing Date; (C) all raw materials of the Business which are reflected on the Final Balance Sheet, including, without limitation, those raw materials in the control or possession of Seller or co-packers on the Closing Date, but which shall not include pineapple juice concentrates or clarified pineapple juice concentrate (1) that does not meet the Specifications and Quality Standards (as defined in the Supply Agreement (as defined in Section 5.1(c)) and (2) in excess of 1.4 million gallons and
     (D) all packaging materials to be used
     exclusively in connection with the Business and which are usable in the ordinary course of business, wherever located on the Closing Date (collectively, the "Inventory");
                         ---------
               (iii)   cash, but only to the extent contemplated by Section 4.5;
               (iv) all business records, tangible data, customer lists, vendor lists, service provider lists, promotional literature and advertising materials used exclusively for the marketing of products related to the Business, catalogs, research material, technical information, blueprints, management information systems, software, technology, and technical designs, drawings and specifications, if any, owned by Seller or its subsidiaries (other than the Subsidiaries) and used exclusively in the Business on the Closing Date; it being understood and agreed that following the Closing, such items exclusively related to the Business shall be made available to the Seller and its subsidiaries, and copies of similar items used primarily in the business but not exclusively so related shall be made available to Buyer by Seller and its subsidiaries, in each case, in accordance with the terms of Section 4.9 hereof;
               (v) the equipment and all spare parts and supplies used in connection with the maintenance and operation thereof as of the Closing Date as set forth Schedule 1.1(b)(v) hereto, and all warranties and guarantees, if any, express or implied, existing for the benefit of Seller or its subsidiaries in connection with the foregoing to the extent assignable;
               (vi) to the extent applicable to the Business, all agreements, arrangements, contracts, maintenance and service agreements, purchase orders, purchase commitments for raw materials, goods and other services, advertising and promotional agreements, leases, licenses, shipping agreements, and co-packing agreements (i) set forth on Schedule 1.1(b)(vi) hereto or (ii) entered into by Seller following the date of this Agreement and prior to Closing either with the consent of Buyer or in accordance with the provisions of Section 4.2(v)(G)(i) hereof (assuming, for such purposes, that such provisions were applicable to Seller);
               (vii) to the extent transferable, all licenses, permits, authorizations or franchises issued by any Federal, state, local or foreign authority set forth on Schedule 1.1(b)(vii) hereto;
               (viii) Seller's direct and indirect investment in Snow Dole Co., Ltd. to the extent (A) satisfactory agreements have been entered into with Snow Brand Milk Products Co., Ltd. and Snow Dole Co., Ltd. pursuant to the terms of Section 5.1(e) hereof, which agreements contemplate acquisition of such assets by the Buyer and (B) such assets are reflected on the Preliminary Closing Balance Sheet;
               (ix) the other assets identified on Schedule 1.1(b)(ix), except to the extent that any such assets have been disposed of in accordance with Section 4.2 since the date of this Agreement, and including any assets of the nature described above acquired since the date of this Agreement in the ordinary course of and primarily for use in the Business; and
               (x) all patents, patent applications, inventions, trade secrets, and know-how owned by Seller and used exclusively in the Business.
          (c) Excluded Assets.  It is expressly understood and agreed that all
              ---------------
other assets, properties, rights, privileges, claims and contracts of every kind and nature, real and personal, tangible and intangible, absolute or contingent, of Seller or any of its subsidiaries (other than Subsidiaries) not otherwise specified in Section 1.1(b) above, including, without limitation, the following (the "Excluded Assets") are specifically excepted from the Assets to be
      ---------------
transferred to Buyer pursuant to Section 1.1(b):
               (i) the consideration delivered to Seller pursuant to this Agreement;
               (ii) all cash and cash equivalents or similar types of investments, such as certificates of deposit, Treasury bills and other marketable securities other than as contemplated by Section 4.5;

               (iii) any refund of Taxes (as defined in Section 3.1(i)) paid by Seller or its subsidiaries;
               (iv) all insurance policies of Seller and its subsidiaries (other than those for the exclusive benefit of the Subsidiaries) pertaining to the Business and all rights of Seller of every nature and description under or arising out of such insurance policies;
               (v) all receivables of the Seller and its subsidiaries other than receivables of the Subsidiaries;
               (vi) all rights of Seller under this Agreement and the agreements and instruments delivered pursuant to or in connection with this Agreement;
               (vii) any trademarks, service marks, trade names, copyrights, logos or trade dress, or any other intellectual property other than the intellectual property expressly included in the Assets pursuant to subsections 1.1(b)(iv) or (x);
               (viii) all equipment, fixtures, furniture, furnishings, machines, vehicles, tools and other tangible personal property of the Seller and its subsidiaries (other than the Subsidiaries), except those reflected on the Final Balance Sheet or set forth on Schedule 1.1(b)(v) hereto, such Excluded Assets to include the canneries of Seller and its subsidiaries in the Philippines and Thailand; and
               (ix) all real property of Seller and its subsidiaries (other than the Subsidiaries); and
               (x) Seller's direct and indirect investment in Snow Dole Co., Ltd., except to the extent (A) satisfactory agreements have been entered into with Snow Brand Milk Products Co., Ltd. and Snow Dole Co., Ltd. pursuant to the terms of Section 5.1(e) hereof, which agreements contemplate acquisition of such assets by the Buyer and (B) such assets are reflected on the Preliminary Closing Balance Sheet.
          (d) Assumed Liabilities.  Except as otherwise provided in Section
              -------------------
1.1(e), on the Closing Date, Buyer and its Designees shall assume only the liabilities, commitments and obligations (the "Assumed Liabilities") (i) which
                                               -------------------
are to be performed after the Closing Date under the agreements, arrangements, commitments, contracts, purchase orders and leases referenced in Section 1.1(b)(vi) hereto to the extent applicable to the Business (but, in each case, only to the extent any third party consent necessary to the assignment thereof to Buyer has been obtained and is in full force and effect); (ii) related to the accounts payable and accrued liabilities reflected on the Final Balance Sheet, and (iii) relating to administrative proceedings set forth on Schedule 1.1(d) hereto. Buyer acknowledges that, except as otherwise provided herein and subject to the provisions hereof, the liabilities of the Subsidiaries existing as of the Closing Date shall remain liabilities of the Subsidiaries following the Closing Date.
          (e) Liabilities Not Assumed.  Buyer shall not assume, shall not take
              -----------------------
subject to and shall not be liable for, any liabilities of Seller or its subsidiaries other than liabilities of the Subsidiaries or as expressly provided in Section 1.1(d), including, without limitation, any liabilities or obligations of Seller or its subsidiaries (other than the Subsidiaries) (the "Excluded
                                                                  --------
Liabilities") as set forth below:
- -----------

               (i) any liabilities or obligations which arise out of or are incurred with respect to this Agreement or the agreements and instruments delivered pursuant to or in connection with this Agreement and the transactions contemplated hereby and thereby (including any and all of Seller's legal and accounting fees, and, subject to Article VI, any and all income or other Taxes arising out of the transactions contemplated hereby);
               (ii) any liabilities or obligations which are not incident to or arising out of or incurred with respect to the operation of the Business;
               (iii) any liabilities or obligations for Taxes of Seller or any of its subsidiaries (other than Subsidiaries) for any taxable period, or portion thereof, ending on or before the Closing Date except as otherwise provided in Sections 6.1(b) and 6.3 hereof;
               (iv) any liabilities arising out of or relating to the Excluded Assets;
               (v) any claims, litigation or administrative proceedings pending (except to the extent set forth on Schedule 1.1(d)) as of the Closing Date and any property damage, personal injury, death or other liability arising out of products of the Business manufactured prior to the Closing Date (other than such liabilities to the extent resulting from (i) the processing, shipment, storage or handling of such products by Buyer or any of its direct or indirect distributors following the Closing Date or (ii) the labelling by Buyer of any products;
               (vi) except to the extent reflected on the Final Balance Sheet, trade promotions payable in respect of promotions completed prior to the Closing Date;

               (vii) except to the extent reflected on the Final Balance Sheet, consumer trade promotions payable in respect of consumer promotions relating to products sold prior to the Closing Date; and

               (viii) any liabilities arising out of or relating to any Environmental Laws (as defined in Section 3.1(u)), including, without limitation, any occurrence, state of facts, circumstance or condition set forth in Schedule 5.2(i).

          1.2       Assumption of Liabilities; Purchase Price.  Subject to
                    -----------------------------------------
adjustment as set forth in Section 1.3, upon the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and discharge or perform when due the Assumed Liabilities and pay to Seller and ABA by wire transfer in immediately available funds in U.S. Dollars an aggregate amount equal to $268,934,000 (being $284,125,000 less (i) receivables of $12,315,000 and (ii)
investment in Snow Dole of $2,876,000) (the "Purchase Price").  The Purchase
                                             --------------
Price shall be allocated in accordance with the terms of Section 6.4 hereof among (i) the consideration for the sale and transfer of the Stock and Assets (the "Stock and Asset Purchase Price"), (ii) the consideration for the licenses
      ------------------------------
granted to the licensees under the Trademark

License Agreement (the "Trademark Amount"), and (iii) the other asset classes
                        ----------------
set forth on Schedule 6.4 hereto. All amounts payable to Seller or ABA hereunder with respect to the Trademark Amount shall be paid free and clear of any applicable withholding or similar taxes required by the laws of any foreign taxing jurisdiction. To the extent such withholding is required with respect to the Trademark Amount, the Trademark Amount so payable shall be increased so that the net amount paid is equal to the amount that would otherwise be payable had such foreign taxes not been required to be withheld. The paying party shall provide copies of such documentation as is necessary to establish the amount of foreign taxes so withheld.

          1.3 Adjustment to Purchase Price.
              ----------------------------
          (a) Preparation of Preliminary Closing Balance Sheet. As soon as
              ------------------------------------------------
reasonably possible after the Closing Date (but not later than 60 days thereafter), Seller shall prepare or cause to be prepared, and deliver to Buyer a balance sheet of the Business dated as of the Closing Date (the "Preliminary
                                                                   -----------
Closing Balance Sheet").  The Preliminary Closing Balance Sheet, after giving
- ---------------------
effect to the transactions contemplated by this Agreement, shall be prepared in accordance with United States generally accepted accounting principles ("GAAP")
                                                                         ----
on a basis consistent with the balance sheet of the Business as of October 8, 1994 previously delivered by Seller to Buyer (the "October 8 Balance Sheet"),
                                                   -----------------------
subject to the exceptions to GAAP and such other matters as are set forth in
Schedule 1.3(a) hereto, and shall disclose net book value ("Net Book Value").
                                                            --------------
In connection with the preparation of
the Preliminary Closing Balance Sheet, Buyer and Seller shall jointly, commencing not later than the Closing Date, conduct a physical inventory count of the Inventory and all finished goods inventory, work in progress, raw materials and packaging materials owned by the Subsidiaries as of the Closing Date, during which Buyer and Seller shall jointly determine which 1.4 million gallons of pineapple juice concentrates and clarified pineapple juice concentrate have been purchased by Buyer pursuant to the terms of Section 1.1(b)(ii) hereof. Seller and its employees and advisors shall have full access upon reasonable notice and during normal business hours to the books, papers and records of Buyer and its subsidiaries (including the Subsidiaries) relating to the Business as necessary for the preparation of the Preliminary Closing Balance Sheet. The Preliminary Closing Balance Sheet shall reflect (i) a reserve for inventory (including raw materials, work-in-process and finished goods) that is not usable or salable in the ordinary course of business and for the net costs of the disposal thereof, and (ii) shall include as an asset Seller's direct and indirect investment in Snow Dole Co., Ltd. to the extent transferred to Buyer pursuant to the terms of Section 1.1(b)(viii) hereof.
          (b) Review of Preliminary Closing Balance Sheet. Buyer, upon receipt
              -------------------------------------------
of the Preliminary Closing Balance Sheet, shall (i) review the Preliminary Closing Balance Sheet and (ii) to the extent Buyer may deem necessary, make reasonable inquiry of Seller relating to the preparation of the Preliminary Closing Balance Sheet. Buyer and its employees and advisors shall have full access upon prior written notice and during normal business hours to the books, papers and records of Seller and its subsidiaries relating to the preparation of the Preliminary Closing Balance Sheet in connection with such inquiry. The Preliminary Closing Balance Sheet shall be binding and conclusive upon, and deemed accepted by, Buyer unless Buyer shall have notified Seller in writing of any objections thereto (the "Buyer's Objection") within 45
                                                  -----------------
days after receipt of the Preliminary Closing Balance Sheet.
          (c) Disputes.  In the event of a Buyer's Objection, Seller shall have
              --------
45 days to review and respond to the Buyer's Objection, and Seller and Buyer shall attempt to resolve the differences underlying the Buyer's Objection within 30 days following completion of Seller's review of the Buyer's Objection. Disputes between Buyer and Seller which cannot be resolved by them within such 30 day period shall be referred no later than such 30th day for decision to Deloitte & Touche (the "Auditor") who shall act as arbitrator and determine,
                        -------
based solely on presentations by Seller and Buyer and on the basis of the standard set forth in Section 1.3(a) hereof and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Preliminary Closing Balance Sheet requires adjustment. The Auditor shall deliver its written determination to Buyer and Seller no later than the 30th day after the remaining differences underlying the Buyer's objection are referred to the Auditor, or such longer period of time as the Auditor determines is necessary. The Auditor's determination shall be conclusive and binding upon the parties. The fees and disbursements of the Auditor shall be allocated between Buyer and Seller in such a way that Seller shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction the numerator of which is the aggregate dollar value of disputed items submitted to the Auditor that are resolved against Seller (as finally determined by the Auditor) and the denominator of which is the total dollar value of the disputed items so submitted, and Buyer shall be responsible for the remainder of such fees and expenses. Buyer and Seller shall make readily available to the Auditor all relevant information, books and records and any work papers relating to the Preliminary Closing Balance Sheet and all other items reasonably requested by the Auditor. In no event may the Auditor's resolution of any difference be for an amount which is outside the range of Buyer's and Seller's disagreement.
          (d) Final Balance Sheet.  The Preliminary Closing Balance Sheet shall
              -------------------
become final and binding upon the parties upon the earlier of (i) the failure by Buyer to object thereto within the period permitted under Section 1.3(b), (ii) the agreement between Buyer and Seller with respect thereto and (iii) the decision by the Auditor with respect to any disputes under Section 1.3(c). The Preliminary Closing Balance Sheet, as adjusted pursuant to the agreement of the parties or decision of the Auditor, when final and binding is referred to herein as the "Final Balance Sheet".
        -------------------

          (e) Adjustment to the Stock and Asset Purchase Price. As soon as
              ------------------------------------------------
practicable (but not more than five business days) after the date on which the Final Balance Sheet shall have been determined in accordance with this Section 1.3, (i) Seller shall pay to Buyer in immediately available funds in U.S. Dollars the amount, if any, by which the Net Book Value as at the Closing Date as reflected in the Final Balance Sheet is less than $78,519,000 (being $93,710,000 less (i) receivables of $12,315,000 and (ii) investment in Snow Dole of $2,876,000), which shall constitute an immediate adjustment of the Purchase Price in such amount or (ii) Buyer shall pay to Seller in immediately available funds the amount, if any, by which the Net Book Value as at the Closing Date as reflected in the Final Balance Sheet is greater than $78,519,000, which shall constitute an immediate adjustment of the Purchase Price in such amount.

                                  ARTICLE II
                                    CLOSING
          2.1 Time and Place.  Unless this Agreement shall have been terminated
              --------------
or the transactions herein contemplated shall have been abandoned pursuant to
Section 9.1 hereof, the closing with respect to the purchase and sale of the Stock and the Assets (the "Closing") shall take place at the offices of Simpson
                           -------
Thacher & Bartlett, 425 Lexington Avenue, New York, New York, at 10:00 a.m. on April 24, 1995 (or as soon as practicable thereafter as all the conditions to the Closing set forth in Article V hereof are satisfied or waived) or such other place, time and date as the parties may agree. The actual date of the Closing is herein referred to as the "Closing Date". For all purposes, the Closing shall
                           -------------
be deemed to have occurred on, and the effective time of Closing shall be deemed to be, 11:59 p.m. of the day immediately preceding the Closing Date.

          2.2  Deliveries by Seller.  (a)  On the Closing Date, upon the terms
               --------------------
and subject to the conditions of this Agreement, Seller shall, and shall cause its subsidiaries, as applicable to, deliver to Buyer or its Designees, as applicable:
               (i) certificates representing the stock of Juice Bowl and ABA Management, duly endorsed, or accompanied by stock powers duly executed, with all necessary stock transfer stamps attached thereto and cancelled;
               (ii) stock transfer powers, in form reasonably satisfactory to Buyer, duly executed on behalf of all shareholders of Looza authorizing Buyer or its Designees to register the transfer of Looza shares in the share register of Looza;
               (iii) a duly executed and stamped transfer into the name of Buyer or a Designee of Buyer in respect of all of the stock of DCBIL owned by Dole China Limited;
               (iv) such deeds, bills of sale and other instruments of transfer and assignment as shall be necessary, in form reasonably satisfactory to Buyer, duly executed and in valid form effective to transfer the Stock, Assets and Assumed Liabilities to Buyer and its Designees; and

               (v) the opinions, certificates, consents and other documents referred to herein as deliverable by Seller.
          (b) On or promptly following the Closing Date, Seller shall, and shall cause its subsidiaries to, take such action as shall be necessary to put Buyer in the possession or control of the Assets and shall deliver to Buyer copies of all written agreements, arrangements, commitments, contracts, purchase orders, leases, permits, business records and other documentation referenced in Section 1.1(b) hereof.

          2.3  Deliveries by Buyer.  On the Closing Date, upon the terms and
               -------------------
subject to the conditions of this Agreement, Buyer and its Designees shall deliver to Seller:
               (i)     the Purchase Price;
               (ii) such instruments as shall be necessary, in form reasonably satisfactory to Seller, duly executed and in valid form effective to evidence the assumption by Buyer of the Assumed Liabilities; and
               (iii) the opinions, certificates, consents and other documents referred to herein as deliverable by Buyer.

                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES
          3.1  Representations and Warranties of Seller.  Seller represents and
               ----------------------------------------
warrants to Buyer as follows:
          (a) Due Organization of the Subsidiaries.  Each of the Subsidiaries,
              ------------------------------------
DCBIL and Dole Beverage Huizhou Company Limited ("PRC Company") is a corporation
                                                  -----------
duly organized, validly existing
and in good standing to the extent that the concept of incorporation and good standing exists in the relevant jurisdiction, under the laws of the jurisdiction of its organization. Looza Deutschland GmbH, together with Looza (UK) Limited, Looza N.V., Looza, Looza Scandinavia A/S and ABA Europe N.V., are referred to herein as the "Looza Subsidiaries". (i) Looza Deutschland GmbH is duly
               ------------------
registered with the Commercial Register of the Kerpen local court under HRB 2478; all matters requiring registration with the Commercial Register have been properly registered with the Commercial Register; Looza Deutschland GmbH is neither overindebted within the meaning of the German Act on Limited Liability Companies nor insolvent and there has been no application for the commencement of bankruptcy or composition proceedings filed in respect of Looza Deutschland GmbH; (ii) Looza (UK) Limited is duly incorporated in England and Wales with registered number 2434497; all matters requiring filing with the Companies Registrar in England and Wales have been duly filed; no order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding up of Looza (UK) Limited or for the appointment of any provisional liquidator; no petition has been presented for an administration order to be made in relation to Looza (UK) Limited; and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of the property, assets and/or undertaking of Looza (UK) Limited; (iii) each of Looza, ABA Europe N.V. and Looza N.V. is a duly registered company with the competent Belgian Commercial Court and has registered all matters requiring registration, and no application has been made for the commencement of bankruptcy or composition proceedings of either Looza, Looza N.V. or ABA Europe N.V.; and (iv) Looza Scandinavia A/S is duly registered with the Commerce & Companies Agency under registration number 215691; all matters requiring filing and/or registration with the Commerce & Companies Agency have been properly filed and/or registered; and no order has been made, petition presented or meeting convened for the purpose of commencing bankruptcy proceedings, entering into a composition scheme, suspension of payments or winding up of Looza Scandinavia A/S; except, in the case of clauses
(i), (ii), (iii) and (iv), for such registrations and filings the absence of which would not have a material adverse effect on the Business. Each of the Subsidiaries, DCBIL and PRC Company (i) has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and (ii) to the extent that the concept of good standing exists in the relevant jurisdiction, is in good standing and is duly qualified to transact business in each jurisdiction in which the nature of property owned, leased or operated by it or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the Business. Complete and correct copies of each of the Subsidiaries', DCBIL's and PRC Company's respective constituent documents, each as amended to date, have been made available to Buyer. None of the Subsidiaries or DCBIL is, or is required to be, a registered or reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and none
                                                      ------------
of the Subsidiaries or DCBIL has during the past two years (i) offered any of its share capital to the public, (ii) sought or applied for a listing on any stock exchange or (iii) published any listing particulars, prospectus or public offering document in relation to its share capital. Except as set forth on
Schedule 3.1(a) hereto, no Subsidiary nor DCBIL has operations, liabilities or obligations other than those relating exclusively to the Business.
          (b) Due Organization and Power.  Seller is a corporation duly
              --------------------------
organized, validly existing and in good standing under the laws of the State of Hawaii and has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements (as defined in Section 5.1(f); and together with this Agreement, the "Transaction Agreements") to which it is a
                                   ----------------------
party and perform its obligations hereunder and thereunder. Complete and correct copies of Seller's Certificate of Incorporation and By-laws, each as amended to date, have been made available to Buyer. Each of ABA and Dole China Limited is a corporation duly organized, validly existing and in good standing to the extent that the concept of good standing exists in the relevant jurisdiction, under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to consummate the applicable transactions contemplated by this Agreement. Complete and correct copies of each of ABA's and Dole China Limited's respective constituent documents, each as amended to date, have been made available to Buyer.

          (c) Authorization and Validity of Agreements.  Except for the
              ----------------------------------------
authorizations of the Board of Directors of Looza and the sole shareholder of ABA (which authorizations will be obtained prior to the Closing), the execution, delivery and performance, as applicable, by each of Seller and its subsidiaries of the Transaction Agreements to which it is a party and the consummation by it of the transactions contemplated thereby have been duly authorized by its Board of Directors and notified to the Works Councils of Looza Distribution N.V. in France and Belgium, and no other corporate action on its part is necessary for the execution, delivery and performance by it of the Transaction Agreements to which it is a party and the consummation by it of the transactions contemplated
thereby.   This Agreement has been, and at the Closing each of the Ancillary
Agreements will be, duly executed and delivered by Seller, and this Agreement is, and at the Closing each of the Ancillary Agreements will be, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.
          (d) Good Title.  Upon consummation of the transactions contemplated
              ----------
hereby at the Closing, Seller shall deliver or shall cause to be delivered to Buyer or a Designee (or, in the case of qualifying stock required by law, to such persons as Buyer may designate), as applicable, full right, title and interest in and to (i) the Stock and (ii) the Assets, in the case of each of clauses (i) and (ii), free and clear of any liens, pledges, claims, mortgages, title defects, charges, easements, security interests, restrictions, options or other legal or equitable encumbrances ("Liens"), except as permitted or disclosed in this Article III or
               -----
in Schedule 3.1(d).
          (e) Capitalization.  Except as set forth on Schedule 3.1(e)(i) hereto,
              --------------
all of the outstanding shares of capital stock or other equity interests of each of the Subsidiaries, DCBIL and PRC Company have been validly issued, have been fully paid, are nonassessable (except as provided in Section 630 of the New York Business Corporation Law) and are owned by Seller and/or one or more of its subsidiaries (other than shares held by nominees), free and clear of all Liens (other than restrictions on transfer generally arising under any applicable securities laws). Schedule 3.1(e)(ii) sets forth for each of the Subsidiaries, DCBIL and PRC Company the authorized capital stock, the number of shares of outstanding capital stock, the beneficial and record number of shares of such outstanding capital stock owned by each owner thereof and the name and address of each such beneficial and record owner. Except as set forth on Schedule 3.1(e)(i) hereto, there are no outstanding commitments, agreements, options, warrants, preemptive rights, calls, subscription obligations, conversion rights or other rights of any kind relating to the sale, issuance or voting of any shares of capital stock of any class of, or other ownership interests in, any of the Subsidiaries, DCBIL or PRC Company or any securities convertible into or evidencing the right to purchase any shares of capital stock of any class of, or other ownership interests in, any of the Subsidiaries, DCBIL or PRC Company. In relation to the Looza Subsidiaries (i) any shareholder loans to Looza Deutschland GmbH are repayable free of any restrictions; no loan made or benefits granted may be considered capital-replacing (kapitalersetzend); and any payments made or benefit granted in the past by Looza Deutschland GmbH to or for the benefit of its shareholder did not breach the restrictions contained in Sections 30 and 31 of the German Act on Limited Liability Companies and (ii) no payment made in the past by Looza (UK) Limited to its shareholders or for the ultimate benefit of its shareholders has affected its registered share capital, and the provisions relating to maintenance of share capital in the UK Companies' Act 1985 have not been breached, (iii) no payments have been made by either Looza, Looza N.V. or ABA Europe N.V. to a shareholder or for the ultimate benefit of a shareholder in violation of the Belgium Coordinated Laws on Commercial Companies and no provisions relating to maintenance of share capital of such laws have been breached and (iv) no loan has been granted or security provided by Looza Scandinavia A/S since its establishment in December 1993 to or in respect of a shareholder or for the ultimate benefit of a shareholder in violation of the Danish Companies Act Section 115 and Section 115(a); and Looza Scandinavia A/S is not subject to the procedure prescribed in Section 69(a) of such Act.
          (f) No Conflict.  Except as set forth in Schedule 3.1(f) hereto, the
              -----------
execution, delivery and performance by Seller of the Transaction Agreements to which it is a party and the consummation by Seller, its subsidiaries and DCBIL of the transactions contemplated thereby does not and will not,

(i) violate any provision of U.S. federal, state, local or foreign law, rule, regulation, order, injunction, judgment or decree applicable to Seller, any of its subsidiaries, DCBIL or PRC Company or to which their respective properties are subject; (ii) require any consent or approval of, or filing with or notice to, any governmental or regulatory authority under any provision of U.S. federal, state or local law applicable to Seller, any of its subsidiaries, DCBIL or PRC Company, or the Treaty of Rome of 1957 and the regulations of the European Community thereunder, except for the antitrust clearances set forth on
Schedule 3.1(f) hereto; (iii) violate any provision of the Certificate of Incorporation or By-laws or other constituent documents of Seller, any of its subsidiaries, DCBIL or PRC Company or (iv) require any consent, approval or notice under, conflict with, or result in the breach, lapse, cancellation or termination of, or constitute a default under, or result in the acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of or the performance by Seller, any of its subsidiaries, DCBIL or PRC Company under, or result in a loss of any benefit to which Seller, any of its subsidiaries, DCBIL or PRC Company is entitled under any Business Contract (as defined in Section 3.1(k)) to which Seller, any of its subsidiaries, DCBIL or PRC Company is a party or by which any of them, or any of their assets, are bound or encumbered (except in the case of clause (ii), for such consents, approvals, filings or notices, the absence of which would not have a material adverse effect on the Business) or result in the creation of any Lien on any of the Assets or the Stock.
          (g) Financial Statements; Financial Results.  Seller heretofore has
              ---------------------------------------
delivered to Buyer the October 8 Balance Sheet. Except as set forth on Schedule 3.1(g) hereto, the October 8 Balance Sheet was prepared in accordance with GAAP consistently applied and on a basis consistent with the audited consolidated financial statements of Seller and ABA as of December 31, 1993 and February 28, 1994, respectively, and presents fairly in all material respects the financial position of the Business as of the date thereof. Except (A) as reflected in the October 8 Balance Sheet, (B) for liabilities incurred in the ordinary course of business subsequent to the date thereof or in accordance with Section 4.2 and, in each case, which will be reflected on the Final Balance Sheet and (C) for liabilities not assumed by Buyer under this Agreement, neither the Business nor Seller (but only with respect to the Business) nor any Subsidiary, PRC Company, or DCBIL has any liabilities required to be reflected, accrued or provided for, on a balance sheet of the Business prepared in accordance with GAAP and (whether or not fixed, liquidated, unliquidated, absolute or contingent) which relate to or arise out of the Business or any of its operations as heretofore or presently conducted, or any of the Assets or the past or present operation, condition or use of any of the Assets.
          (h) Absence of Material Adverse Change.  Except as disclosed in
              ----------------------------------
Schedule 3.1(h), since October 8, 1994, there has not been any material adverse change in (i) the business, financial condition, or results of operations or prospects of the Business, (ii) the Assets or any of the Subsidiaries, or (iii) Seller's ability to perform its obligations hereunder or under the Ancillary Agreements, except (A) as may be disclosed in this Agreement or in the Schedules hereto, (B) for changes affecting the fruit juice beverage industry generally and (C) personnel changes and other changes customarily attendant to a change of ownership (it being understood and agreed that Buyer assumes the risks associated with such changes). Since October 8, 1994, the Business has been conducted in the ordinary course, consistent with past practice and consistent with the provisions of Section 4.2.
          (i) Taxes. For purposes of this Agreement, "Income Taxes" shall mean
              -----                                   ------------
all federal, state, local, and foreign taxes imposed upon, or measured by, income, including, without limitation, alternative or add-on minimum taxes, together with any interest, penalties, and additions imposed with respect thereto; "Income Tax Return" shall mean any Tax Return (as defined in this
          -----------------
Section 3.1(i)) relating to Income Taxes; "Other Taxes" shall mean all Taxes (as
                                           -----------
defined in this Section 3.1(i)) other than Income Taxes; "Taxes" shall mean,
                                                          -----
without limitation, all United States Federal, state and local and all foreign taxes on income, profits, franchise, gross receipts, payroll, sales, employment, use, real and personal property, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding, transfer, gains and any other taxes, customs or other duties, charges, assessments or social security contributions whatsoever chargeable by any Taxing Authority (as defined in this
Section 3.1(i)), together with all interest, penalties and additions imposed with respect to such amounts and regardless of whether any such taxes, duties, charges, assessments or social security contributions are chargeable directly or primarily against or attributable directly or primarily to any Subsidiary, DCBIL or PRC Company or any other person and of whether any amount in respect of any of them is recoverable from any other person; "Tax Return", shall mean any
                                               ----------
return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof; and "Taxing Authority" shall mean any taxing or other
                            ----------------
authority in any relevant jurisdiction competent to impose any liability for Taxes. For purposes of this Section 3.1(i), any reference to a Subsidiary shall include any corporation which merged or was liquidated with and into a Subsidiary or any branch of such Subsidiary. Except as disclosed in Schedule 3.1(i):
               (i) All material Tax Returns required to be filed by or with respect to each Subsidiary, DCBIL and PRC Company have been filed, and all such Tax Returns are complete and correct in all material respects. Each Subsidiary, DCBIL and PRC Company has paid (or there has been paid on its behalf) all Income Taxes that are due from or with respect to it for the periods covered by such Tax Returns. All Other Taxes due from any Subsidiary, DCBIL or PRC Company with respect to taxable periods ending on or before the

     Closing Date or allocable to the Pre-Closing Straddle Period (as defined in Section 6.1(c)) and all Income Taxes allocable to the Pre-Closing Straddle Period either have been (or will be) paid or will be adequately provided for in the Final Balance Sheet in accordance with GAAP. Each Subsidiary, DCBIL and PRC Company files Tax Returns in all jurisdictions where it is required to file Tax Returns.
               (ii) There are no Liens with respect to Taxes upon any of the Assets or any of the assets or properties of any Subsidiary, DCBIL or PRC Company, other than with respect to Taxes not yet due and payable or which are being contested in good faith.
               (iii) The Income Tax Returns and to the knowledge of Seller all other material Tax Returns of each Subsidiary, DCBIL and PRC Company have not been audited or examined by any Taxing Authority within the last three years. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to any Subsidiary, DCBIL or PRC Company for any taxable period, and no power of attorney granted by or with respect to any Subsidiary, DCBIL or PRC Company relating to Taxes is currently in force. No closing agreement pursuant to section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to any Subsidiary, DCBIL or PRC Company within the last six years. Seller has made available to Buyer complete and correct copies of each of (A) any audit reports issued within the last three years relating to the Income Taxes due from or with respect to each of the Subsidiaries, DCBIL and PRC Company and (B) the Income Tax Returns showing Income Taxes due in excess of $5000 for any of the last three taxable years, filed by each Subsidiary, DCBIL or PRC Company or the portions of any returns that have been filed by any affiliated, consolidated, combined or unitary group of which any Subsidiary, DCBIL or PRC Company was then a member that show Income Taxes due from such Subsidiary, DCBIL or PRC Company in excess of $5,000 for any of the last three taxable years.

               (iv) No audit or other proceeding by any court, governmental or regulatory authority (including any Taxing Authority), or similar person is pending or threatened, with respect to any Income Taxes due from or with respect to any Subsidiary, DCBIL or PRC Company. No assessment of Income Tax has been proposed in writing against any Subsidiary, DCBIL or PRC Company or any of their respective assets or properties.

               (v) No consent to the application of section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to any Subsidiary, DCBIL or PRC Company or any of their respective assets or properties. None of the Assets or properties of any Subsidiary, DCBIL or PRC Company is an asset or property that is or will be required to be treated as being (A) owned by any person (other than such Subsidiary, DCBIL or PRC Company) pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or (B) tax-exempt use property within the meaning of section 168(h)(1) of the Code.

               (vi) To the knowledge of Seller, none of the Subsidiaries, DCBIL or PRC Company is in violation of any applicable law or regulation relating to the payment or withholding of Taxes. To the knowledge of Seller, each Subsidiary, DCBIL and PRC Company has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over for all periods under all applicable laws and regulations.

               (vii) As of the Closing, none of the Subsidiaries, DCBIL or PRC Company shall be a party to, be bound by or have any obligation under, any Tax sharing agreement or similar contract or arrangement; Looza Deutschland GmbH has not entered into any enterprise agreement within the meaning of Sections 291, 292 of the German Stock Corporation Act.

               (viii) There is no contract or agreement, plan or arrangement by any Subsidiary, DCBIL or PRC Company covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by such Subsidiary, DCBIL or PRC Company by reason of section 280G of the Code.

               (ix) Seller is not a "foreign person" within the meaning of section 1445(b)(2) of the Code.

               (x) To the knowledge of Seller, no transaction in respect of which any consent or clearance was required or sought from any Taxing Authority has been entered into or carried out by any Subsidiary, DCBIL or PRC Company without such consent or clearance having first been properly obtained, and all information supplied to any Taxing Authority or other appropriate authority in connection with any such consent or clearance, fully and accurately disclosed all facts and circumstances material to the giving of such consent or clearance. To the knowledge of Seller, any transaction for which such consent or clearance was obtained has been carried out only in accordance with the terms of such consent or clearance, and the application on which the consent or clearance was based and at a time when such consent or clearance was valid and effective. To the knowledge of Seller, no facts or circumstances have arisen since any such consent or clearance was obtained which would cause the consent or clearance to become invalid or ineffective.

               (xi) For the purposes of this clause (xi) the term "VAT" means
                                                                   ---
     value added tax or any similar sales or turnover tax of any relevant jurisdiction, and "VAT legislation" means any relevant enactments or
                        ---------------
     regulations in relation to

     VAT and all notices, provisions and conditions made or issued thereunder including the terms of any agreement reached with any relevant Taxing Authority, and any concession disclosed to Buyer. Each of the Subsidiaries, DCBIL and PRC Company and the French branch of Looza; (A) is registered for the purposes of VAT if so required, and, to Seller's knowledge, has been so registered at all times that it has been required to be registered by VAT legislation, and such registration is not subject to any conditions imposed by or agreed with the relevant Taxing Authority; (B) has complied fully with and observed in all material respects the terms of VAT legislation; (C) has maintained and obtained at all times complete, correct and up-to-date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of VAT legislation and has preserved such records, invoices and other documents in such form and for such periods as are required by VAT legislation; and (D) is not and has not been treated as a member of a group for the purpose of VAT legislation, and has not applied for such treatment.

               (xii) To the knowledge of Seller, all material documents in the possession or under the control of each of the Subsidiaries, DCBIL and PRC Company or to the production of which any of the Subsidiaries, DCBIL and PRC Company is entitled which establish or are necessary to establish the title of any of the Subsidiaries, DCBIL and PRC Company to any asset have been duly stamped and/or registered, and any applicable stamp duties, registration duties or similar duties or charges in respect of such documents have been duly accounted for and paid.

          (xiii) To Seller's knowledge, no Subsidiary, DCBIL or PRC Company has been a party to or otherwise actively been involved in any artificial transaction, scheme or arrangement which, for the purposes of paragraph 1 of Article 344 of the Belgian Income Tax Code (or any successor provision thereof), or Section 42 of the German Tax Procedure Act (Abgabenordnung) (or any successor provision thereof), or taxation in the United Kingdom under the principles established by the decided United Kingdom cases of Ramsey(WT) Limited v. Inland Revenue Commissioners and Furniss v. Dawson,
     --------------------------------------------------     -----------------
     or equivalent provision under French tax law, has no commercial, business, financial or economic purpose apart from avoiding a liability to taxation.

          (j) Title to Real and Personal Properties; Liens and Encumbrances; No
              ------------------------------------------------ ----------------
Other Interests.  Except as set forth in Schedule 3.1(j):
- ---------------

          (i) Seller or the applicable subsidiary of Seller (in the case of the Assets), one of the Subsidiaries, DCBIL or PRC Company owns and has good title to, or a valid, binding and enforceable leasehold interest in, (A) those real and tangible personal properties reflected in the October 8 Balance Sheet (except for assets disposed of in the ordinary course of business since October 8, 1994 or consistent with Section 4.2) and to any and all tangible properties and leasehold interests necessary to the operation of the Business (in the case of real properties as set forth in Schedule 3.1(j)) and (B) the real property and tangible personal properties related to the Business acquired by Seller, such subsidiaries, one of the Subsidiaries, DCBIL or PRC Company since October 8, 1994 (in the case of real properties as set forth on Schedule 3.1(j)(ii) hereto), free and clear of all Liens, except (w) statutory Liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent,
(x) Liens for Taxes the validity of which are being contested in good faith by appropriate actions, as set forth in Schedule 3.1(j) hereto, or not yet delinquent or (y) Liens securing liabilities that are reflected on the October 8 Balance Sheet and will be reflected on the Final Balance Sheet, and (z) Liens which do not impair the continued use and operation of such properties in the manner in which they have heretofore been used by Seller and its subsidiaries;

          (ii) Each of the Subsidiaries and, to the knowledge of Seller, DCBIL and PRC Company, is in peaceful and undisturbed possession of and quietly enjoys the space and/or estate under each lease pursuant to which it is a tenant, and there are no defaults by it thereunder;

          (iii) Neither Seller nor any of its subsidiaries has received any notice in writing or by publication of any appropriation, condemnation or like proceeding, or of any violation of any applicable zoning law, regulation or other law, order, regulation or requirement relating to or affecting any real property owned or leased by any Subsidiary, DCBIL or PRC

Company; and no such proceedings have been commenced outside of the State of California, to the knowledge of Seller after due inquiry, commenced in the State of California or threatened in any jurisdiction;

          (iv) All equipment owned by the Subsidiaries, DCBIL or PRC Company or which constitutes an Asset and all improvements on any real property owned by any Subsidiary, DCBIL or PRC Company, including, without limitation, the plumbing, heating, air conditioning and electrical systems, is in a condition that is adequate for the continued conduct of the Business as presently conducted; and, to the knowledge of Seller, (i) there are no material physical, structural or mechanical defects in any such equipment or improvements and (ii) no failures of any material equipment or improvements are imminent; and

          (v) None of the Subsidiaries, DCBIL or PRC Company has any equity interest in, or owns or has any legal or beneficial interest in any securities of, any other company or entity other than the subsidiaries and PRC Company.

          (k) Business Contracts.  Schedule 3.1(k) hereto sets forth (i) each
              ------------------
Material Contract (as defined in this Section 3.1(k)) to which any of the Subsidiaries, DCBIL or PRC Company is a party or by which any of them or their assets are bound (the "Material Subsidiary Contracts") and (ii) each Material
                       -----------------------------
Contract which constitutes an Asset (the "Material Seller Contracts," and
                                          -------------------------
together with the Material Subsidiary Contracts, the "Business Contracts").  For
                                                      ------------------
the purpose of this Agreement "Material Contract" shall mean any agreement,
                               -----------------
arrangement, contract,
maintenance and service agreement, purchase order, purchase commitment for raw materials, goods and other services, advertising and promotional agreements, lease, license, shipping agreement and co-packing agreement, collective bargaining agreement (other than collective bargaining agreements relating to persons employed by the Subsidiaries in Europe, which agreements have been negotiated at the national, sectoral or regional level) and Works Council agreement which (i) after the date hereof, requires any party thereto to pay an amount (whether in a lump sum or in a series of installments) in excess of $100,000, other than those entered into by the Subsidiaries, DCBIL or PRC Company, in the ordinary course of business, and advertising and promotional agreements entered into by Seller or its subsidiaries, DCBIL or PRC Company, in the ordinary course of business, (ii) provides for a surety, cosigner, endorser, guaranty or indemnity by Seller, any Subsidiary, DCBIL or PRC Company of any obligation or liability in excess of $100,000, contingent or otherwise, (iii) contains a right of first refusal with respect to the sale, transfer or other disposition of any assets having a value in excess of $100,000, (iv) has a remaining stated term in excess of one year and may not be terminated by any party thereto upon less than three months' notice, other than maintenance and service agreements and leases for personal property entered into in the ordinary course of business, or (v) requires the disclosure to a third party of any trade secret relating to the Business. Except as set forth on Schedule 3.1(k), each Business Contract is a valid and binding agreement of Seller, one of its subsidiaries, DCBIL or PRC Company, as applicable, enforceable in accordance with its terms. None of Seller, any of its subsidiaries, DCBIL or PRC Company is in default in the performance of its obligations under any Business Contract, and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by Seller, any of its subsidiaries, DCBIL or PRC Company (or, to the knowledge of Seller, any other party or obligor with respect thereto) has occurred, or as a result of its performance will occur. Complete and correct copies of each Business Contract, including all amendments and supplements thereto, have been made available to Buyer. None of the Subsidiaries, DCBIL or PRC Company is bound by, and with respect to clause (x)(ii), neither Buyer nor any Designee is assuming, (x) (i) any contract which contains any provisions which are not on arm's length terms or (ii) any brokerage, warehouse or freight agreement which by its terms requires more than 60 days notice for termination or (y) is party to any agreement, contract or arrangement which restricts such Subsidiary's, DCBIL or PRC Company's right to compete in the Business.

          (l) Legal Proceedings.  Except as described in Schedule 3.1(l)(i)
              -----------------
hereto, there is no civil, criminal or administrative action, proceeding or governmental investigation (i) pending outside of the State of California, or
(ii) to the knowledge of Seller, pending in the State of California or threatened in any jurisdiction, in each case, which (A) seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement, (B) involves the Business, any Subsidiary, DCBIL, PRC Company or any of the Assets or (C) could prevent, restrain or otherwise inhibit the ability of the Business to import or export any of its products or services into or out of any jurisdiction, nation or territory, and, to the knowledge of Seller, there is no basis for any such action, proceeding or investigation. Schedule 3.1(l)(ii) hereto sets forth each judgment, judicial decree, injunction and order entered by any domestic or foreign court or governmental authority to which the Business, any of the Subsidiaries, DCBIL, PRC Company or any of the Assets is subject, and neither the Business, any of the Subsidiaries, DCBIL, PRC Company or any of the Assets is in violation or non-compliance with any such judgment, judicial decree, injunction or order. In addition, no petition has been presented or filed nor has any resolution been passed to wind up Seller, any of the Subsidiaries, DCBIL or PRC Company; no applications for the commencement of bankruptcy or similar proceedings with any creditor of Seller, any of the Subsidiaries, DCBIL or PRC Company have been filed; no application for the appointment of an administrator or analogous officer for Seller, any of the Subsidiaries, DCBIL or PRC Company has been made; and no receiver, manager, trustee or analogous officer has been appointed to any of Seller, the Subsidiaries, DCBIL or PRC Company or all or any part of their respective assets.

          (m) Government Licenses, Permits and Related Approvals.  Schedule
              --------------------------------------------------
3.1(m) hereto lists each material license, permit, consent, approval, authorization, qualification and order of any governmental or regulatory authority or organization ("Permits") used by Seller and its subsidiaries to
                            -------
conduct the Business as presently conducted, and, except as set forth on
Schedule 3.1(m), each Permit is valid and in full force and effect, and if held by a Subsidiary, DCBIL or PRC Company, is not and will not be capable of being terminated or cancelled as a result of the consummation of the transactions contemplated hereby.

          (n) Conduct of Business in Compliance with Regulatory Requirements.
              ------------------------------------------------- ------------
Seller and each of its subsidiaries is in compliance with each material law, regulation, rule, ordinance, order, judgment, decree and code promulgated or rendered by any Federal, state, local or foreign governmental or regulatory authority or organization applicable to the operation or conduct of, or ownership of the property relating to the Business. Except as set forth on
Schedule 3.1(n), during the past three years, neither Seller nor any of its subsidiaries, in each case with respect to the Business, has been required by any governmental agency to make, nor has voluntarily undertaken, any product recall nor has Seller, any of its subsidiaries, DCBIL or PRC Company been restrained in the development, manufacture, distribution or sales of any products of the Business, and, to the knowledge of Seller, there is no such action or proceeding threatened by the U.S. Food and Drug Administration or any other

U.S. or foreign governmental body or multinational organization or union against Seller, any of its subsidiaries, DCBIL or PRC Company relating to any products of the Business, other than regulatory actions and proceedings affecting the fruit juice business generally. Seller has made available to Buyer complete and correct copies of all annual audited accounts prepared by or for the Subsidiaries and all material reports and filings relating to the Business submitted or made since January 1, 1994 by Seller or any of its subsidiaries with all Federal, state, local and foreign governmental or regulatory authorities or agencies (collectively, "Filings"), and there are no other
                                        -------
Filings required to be made with respect to the Business. Seller shall endeavor to promptly deliver to Buyer all Filings submitted or made subsequent to the date hereof and prior to the Closing (other than any filings made pursuant to Item 4(c) or Item 5 of the Hart-Scott-Rodino Notification and Report Form). As of their respective dates, (i) each of the Filings was, and each of the Filings submitted or made subsequent to the date hereof and prior to the Closing will be, prepared in compliance in all material respects with the laws, regulations, forms and local accounting practices governing such Filing and (ii) none of the Filings contained, and none of the Filings submitted or made subsequent to the date hereof and prior to the Closing will contain, any material misstatements or omissions.

          (o) Labor Matters.  Except as set forth in Schedule 3.1(o) hereto: (i)
              -------------
the Subsidiaries, DCBIL and PRC

Company are not parties, and no employment agreements or other agreements affecting Transferred Employees (as defined in Section 7.1) to which any of the Subsidiaries, DCBIL or PRC Company is a party are subject, to any collective bargaining agreement (other than collective bargaining agreements relating to Acquired Employees (as defined in Section 7.1), which agreements have been negotiated at the national, sectoral or regional level), Works Council agreement or other collective contract or agreement with any labor organization or other representative of any of the employees of any of the Subsidiaries, DCBIL or PRC Company, nor is any such collective contract or agreement presently being negotiated; (ii) the Subsidiaries, DCBIL and PRC Company are not parties to any employment agreement (excluding any employment agreement with Acquired Employees), consulting agreement or secondment agreement with any person or entity that cannot be terminated, without any payment, upon one month's or less notice, nor is any such contract or agreement presently being negotiated; (iii) all employment agreements with Transferred Employees contain terms for their termination which are consistent with local legal requirements and business practices; (iv) there is no unfair labor practice charge or complaint pending or, to the knowledge of Seller, threatened against or otherwise affecting any of the Subsidiaries, DCBIL or PRC company; (v) there is no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy in effect, or to the knowledge of Seller, threatened against or otherwise affecting any of the Subsidiaries, DCBIL or PRC Company; (vi) no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any court, governmental agency, administrative agency or commission brought by or on behalf of any employee of any of the Subsidiaries, DCBIL or PRC Company, prospective employee, former employee, retiree, labor organization or other representative of such employees is pending or, to the knowledge of Seller, threatened against any of the Subsidiaries, DCBIL or PRC Company; (vii) the Subsidiaries are in compliance with their obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), and all other
                                                     ----
notification, bargaining and other similar obligations, including those arising under or in relation to any Works Council agreement or collective bargaining agreement, Federal, state, local or foreign law or otherwise and (viii) to the knowledge of Seller, none of the Transferred Employees shall be subject to any confidentiality, non-compete, intellectual property ownership or other similar agreement or restriction other than restrictions on such employees imposed by applicable law.

          (p) Intellectual Property.  Schedule 3.1(p)(i) hereto lists, as of the
              ---------------------
date of this Agreement, all United States and foreign patents and patent applications, United States and foreign trademark registrations or any analogous rights and applications therefore, United States and foreign copyright registrations and applications therefore, in each case in which Seller or any of its subsidiaries has an interest and which relate to patents, trademarks and copyrights currently used in the Business other than trademarks and copyrights that constitute

Licensed Trademarks or Dole Trademarks under the Trademark License Agreement (herein collectively referred to as the "Listed Intellectual Property") and the
                                         ----------------------------
nature of such interest. The Listed Intellectual Property also includes all United States and foreign governmental licenses and permits with respect to any of the foregoing to the extent such licenses and permits are transferrable. Subject to applicable laws with respect to the duration, extension and renewal of copyrights and trademarks, and to the terms of the Trademark License Agreement and any applicable agreements, contracts or arrangements set forth on
Schedule 1.1(b)(vi) hereto, upon the completion of the transactions contemplated by this Agreement, Buyer (including the Subsidiaries, DCBIL and PRC Company) shall own or possess adequate and enforceable licenses or other rights to use in the conduct of the Business all material Listed Intellectual Property currently being used in the conduct of the Business. Except as set forth in Schedule 3.1(p)(ii) hereto, subject to applicable laws with respect to the duration, extension and renewal of copyrights and trademarks, and to the terms of the Trademark License Agreement and any applicable agreements, contracts or arrangements set forth on Schedule 3.1(k) hereto, (i) neither Seller nor any of its subsidiaries uses any Listed Intellectual Property by revocable or terminable consent of any other person or is required to or makes any payments to others with respect thereto and (ii) all Listed Intellectual Property is fully transferable, free and clear of any Liens. Seller and its subsidiaries have performed all material obligations required to be performed by them, and none of such entities is in default, under any Business Contract relating to any of the foregoing. Except as set forth on
Schedule 3.1(p)(iii) hereto, none of Seller, any of its subsidiaries, DCBIL or PRC Company has licensed or in any other way authorized the use by any other person or entity of the Licensed Trademarks (as defined in the Trademark License Agreement) as used in connection with the Business or the Listed Intellectual Property, or knowingly permitted such use in a manner that would have a material adverse effect on the rights of Buyer under this Agreement or the Trademark License Agreement with respect to the Listed Intellectual Property or the Licensed Trademarks following the consummation of the transactions contemplated hereby. Except as set forth in Schedule 3.1(p)(iii) hereto, none of Seller, any of its subsidiaries, DCBIL or PRC Company has received any notice to the effect, or is otherwise aware, that the Listed Intellectual Property or any use by Seller, any of its subsidiaries, DCBIL or PRC Company of any such property conflicts with or allegedly conflicts with or infringes the rights of any person, and, to the knowledge of Seller, there is no infringing use by any person of the Listed Intellectual Property. Schedule 3.1(p)(iv) hereto sets forth each application submitted within the prior three years (five years in the case of the "Fruvita" mark) by Seller, any of its subsidiaries, DCBIL or PRC Company in connection with any patents, trademarks or copyrights currently used by Seller in the Business for a United States or foreign patent, United States or foreign trademark registration or United States or foreign copyright registration which has been rejected by the applicable governmental authority and the reasons for such rejection.

          (q) Employee Benefit Plans.  (i) Schedule 3.1(q)(i) hereto contains a
              ----------------------
true and complete list of each employee benefit plan (within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and each other written plan, agreement, program, policy, practice or
  -----
arrangement providing employee benefits (including, without limitation, any stock purchase, stock option, fringe benefit, bonus or incentive, deferred compensation, and retirement, pension, annuity, death, assurance, insurance and any employment, collective bargaining, severance or change of control agreements, plans, programs, policies or arrangements), under which any employee or former employee of the Business (including employees who are not employed in the United States ("Non-United States Employees")) has any present or future
                    ---------------------------
right to benefits or under which Seller or any of its subsidiaries or affiliates engaged in the conduct of the Business (each, an "Employer") has any present or
                                                  --------
future liability with respect to any present or former employee of the Business including any informal plan, agreement, program, policy, practice or arrangement under which there exists a risk of the imposition of material liability on the Buyer; excluding, however, any plans, programs, policies and arrangements which exist to provide benefits mandated by law. All such plans, agreements, programs, polices and arrangements shall be collectively referred to as the "Benefit Plans").
- --------------

          (ii) As set forth in Article VII, upon the Closing, the applicable Subsidiary, DCBIL or PRC Company shall become or remain the sponsor (or with respect to non-United States Benefit Plans, a principal or participating employer) of the Benefit Plans listed on Schedule 3.1(q)(ii) (the "Assumed
                                                                   -------
Plans"). With respect to each Benefit Plan, Seller has made available to Buyer a current, accurate and complete copy and, to the extent applicable, (A) any related trust agreement, rules, annuity contract, policy of insurance or other funding instrument; (B) any summary plan description; and (C) with respect to Assumed Plans providing pension benefits, the most recent (1) audited financial statements, if any; (2) actuarial valuation reports, if any; (3) attorneys' responses to auditors' request, for information, if any; and (D) for such Assumed Plans which are subject to ERISA, the most recently filed Form 5500 and attached schedules.

          (iii) Each Assumed Plan has been established and administered in accordance with its terms and is in compliance with applicable law, including, to the extent applicable, any foreign laws, ERISA and the Code. No event has occurred and no condition exists with respect to an Assumed Plan that would subject any Subsidiary, PRC Company, or DCBIL, either directly or by reason of its affiliation with any member of its "controlled group", (such term to include any member of a controlled group of organizations within the meaning of Section 414 (b), (c), (m), or (o) of the Code) to a tax, fine or penalty imposed by ERISA, the Code or other applicable law.

          (iv) Except as set forth in Schedule 3.1(q)(iv) hereto, no actions, suits or claims (other than routine claims for benefits in the ordinary course) whether under Federal, state, local, European or foreign laws or otherwise are pending or threatened with respect to any Assumed Plan, no facts or circumstances exist which could reasonably be expected to give rise to any such actions, suits or claims and Seller will promptly notify Buyer in writing of any such pending or threatened claims arising between the date hereof and the Closing Date.

          (v) No Assumed Plan is a Multiemployer Plan.

          (vi) All insurance premiums required to be paid with respect to any Assumed Plan and all contributions required to be made to any Assumed Plan required to be made prior to the Closing Date, under the terms of any Assumed Plan or under applicable law have been or will have been timely made, and adequate reserves have been provided for on the Final Balance Sheet, to the extent required pursuant to GAAP, for all benefits attributable to service rendered by employees of the Subsidiaries on or prior to the Closing Date. With respect to any trust which forms part of an Assumed Plan and which is intended to be qualified as a voluntary employees beneficiary association under Section 501(c)(9) of the Code, the Employer has received a determination from the Internal Revenue Service that the trust qualifies as such.

          (vii) Except as set forth in Schedule 3.1(q)(vii), (A) no Assumed Plan exists which could result in the payment to any employee of the Business of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee as a result of the consummation of the transactions contemplated by this Agreement (regardless of whether such payment is a "parachute payment" within the meaning of Section 280G of the Code) and (B) no Assumed Plan contains a provision that will result in an increase in benefits because of the consummation of the transactions contemplated by this Agreement.

          (viii) With respect to any unfunded Assumed Plan providing pension, severance or other termination benefits, Schedule 3.1(q)(viii) sets forth on a plan by plan basis, the present value of benefits payable presently or in the future to present and former employees of the Business. With respect to each funded Assumed Plan (other than plans providing benefits exclusively through insurance) which is maintained, or otherwise contributed to, by Seller or any other Employer for the benefit of employees of the Business who are not employed or paid from the United States ("Non-United States Employees") the assets of
                                 ---------------------------
each such Assumed Plan are at least equal to the present value of the benefits of the accrued benefits (vested and unvested) of the participants on a termination and projected basis.

          (ix) Except as disclosed on Schedule 3.1(q)(ix) hereto, or as otherwise required by law or collective bargaining agreements, no Employer has any absolute or contingent liabilities to current or former Non-United States Employees arising from early retirement or pension arrangements (including any direct pension promise, direct insurance or through the setting up of a support fund or pension fund).

          (x) No event has occurred and no condition exists which will result in liability to Buyer or its affiliates with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA)(other than an Assumed Plan), including any plan providing postretirement welfare benefits.

          (r) Insurance.  Each of the Subsidiaries, DCBIL or PRC Company and the
              ---------
Assets are covered by valid and currently effective insurance policies issued in favor of Seller or its subsidiaries. Complete and correct copies of such policies issued for the current period have been made available to Buyer. All such policies are in full force and effect. All premiums due thereon have been paid, and Seller, its subsidiaries, DCBIL and PRC Company have complied in all material respects with the provisions of such policies. Seller has made available to Buyer copies of all outstanding (i) requirements and recommendations of any insurance company that has issued a policy with respect to any of the properties or assets related to the Business and (ii) requirements and recommendations of the Board of Fire Underwriters or other body exercising similar functions or any governmental authority with respect to any such insurance policy, in either case, issued within the past 12 months.

          (s) Brokers, Finders, etc.  Seller has not employed, nor is it subject
              ---------------------
to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

          (t) Inventories.  Except as disclosed in Schedule 3.1(t), none of the
              -----------
Inventory or the finished goods inventory, work in progress, raw materials or packaging materials owned by any of the Subsidiaries transferred pursuant hereto will at the Closing be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act (as amended, the "Act") or any other
                                                      ---
applicable law, rule or regulation of the United States or any state thereof, or Japan, the European Union, France, Germany, Belgium, England, Canada or Italy, to the extent any such inventory, work in progress, raw materials or packaging materials is used or sold in such jurisdiction, nor will any of the same at the Closing constitute articles prohibited from introduction into interstate commerce under the provisions of Sections 404 or 505 of the Act or any other applicable law, rule or regulation of the United States or any state thereof, or Japan, the European Union, France, Germany, Belgium, England, Canada or Italy, to the extent any such inventory, work in progress, raw materials or packaging materials is used or sold in such jurisdiction.

          (u) Environmental Matters.  Except as set forth in Schedule 3.1(u)
              ---------------------
hereto, in connection with (i) any properties or facilities currently or formerly owned, leased or operated, or used for wastewater disposal or treatment, by (A) Seller or any of its subsidiaries (other than the Subsidiaries) in connection with the Business, (B) any of the Subsidiaries or
(C) DCBIL or

PRC Company and (ii) the current and former operations of (A) Seller or any of its subsidiaries (other than the Subsidiaries) in connection with the Business,
(B) any of the Subsidiaries or (C) DCBIL or PRC Company:

          (1) each of Seller, the Subsidiaries, DCBIL and PRC Company hold, and are in compliance with and have been in continuous compliance with for the last five (5) years, all Environmental Permits (as defined in Section 3.1(u)), and are otherwise in compliance and have been in compliance for the last five (5) years with all Environmental Laws (as defined in Section 3.1(u));

          (2) no modification, revocation, reissuance, alteration, transfer, or amendment of any Environmental Permit, or any review by, or approval of, any third party of any Environmental Permit is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby;

          (3) neither Seller nor any of the Subsidiaries, DCBIL or PRC Company has received any Environmental Claim (as defined in Section 3.1(u)), and neither Seller nor any of its subsidiaries, DCBIL or PRC Company is aware, after due inquiry, of any threatened Environmental Claim;

          (4) neither Seller nor any of the Subsidiaries, DCBIL or PRC Company has entered into or has agreed to, and is not subject to, any judgment, decree, order, agreement, or other legal obligation of, by or from any governmental or regulatory authority or organization under any Environmental

     Laws, including without limitation those relating to compliance with Environmental Laws or to investigation, cleanup, remediation or removal of Hazardous Materials (as defined in Section 3.1(u)) at any location;

          (5) there are no (A) underground or aboveground storage tanks, (B) polychlorinated biphenyls, (C) asbestos or asbestos-containing materials,
     (D) Hazardous Materials, (E) urea-formaldehyde insulation, (F) dumps, (G) surface impoundments, (H) landfills or (I) sewer or septic systems currently or formerly present at or about any of the properties or facilities currently or formerly owned, leased or operated by Seller, any of its subsidiaries, DCBIL or PRC Company, that are reasonably likely to give rise to liability under any Environmental Laws;

          (6) Hazardous Materials have not been generated, transported, treated, stored, disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or operated by Seller, any of its subsidiaries, DCBIL or PRC Company, (i) in violation of, or (ii) in a manner or to a location that could give rise to liability under, any Environmental Laws;

          (7) there are no past or present actions, activities, events, conditions or circumstances, including without limitation the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials at or from any location, that could give rise to any liability or obligation of Seller, any of its subsidiaries, DCBIL or PRC Company under any Environmental Laws;

          (8) none of Seller, any of Subsidiaries, DCBIL or PRC Company has assumed, contractually, by operation of law or otherwise, any liabilities or obligations of any third party under any Environmental Laws;

          (9) each of Seller, the Subsidiaries, DCBIL and PRC Company have accrued or otherwise provided, in accordance with the generally accepted accounting principles applicable to it, for all damages, liabilities, penalties or costs that they may incur in connection with any claim pending or threatened against them, or any requirement that is or may be applicable to them, under any Environmental Laws, and such accrual or other provision will be reflected in the Final Balance Sheet;

          (10) all Pesticides (as defined in Section 3.1(u)) stored or used at any facilities or properties owned, leased or operated by Seller, the Subsidiaries, DCBIL or PRC Company comprise only Pesticides properly registered with the applicable governmental authority in accordance with Environmental Laws, including without limitation where applicable the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. (S)(S) 136, et
                                                                              --
     seq., and no Pesticide has been applied in the conduct of the Business by
     ----
     Seller, any of the Subsidiaries, DCBIL and PRC Company other than properly registered pesticides all of which have been applied in full compliance with Environmental Laws, and in accordance with manufacturer's labels and instructions. Disposal of all Pesticides and Pesticide containers and packaging has been conducted by Seller, the Subsidiaries, DCBIL and PRC Company in the conduct of the Business pursuant to all applicable label requirements and all Environmental Laws.

          (11) For purposes of this Section 3.1(u), the following terms shall have the following meanings:

               "Environmental Claim" means any written notice, claim, demand,
                -------------------
          directive, action, suit, complaint, proceeding or other communication by or on behalf of any governmental authority or any person or entity for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), remedial action costs, property damage, natural resource damages, nuisance, pollution, any adverse effect on the environment caused by any Hazardous Material, or for fines, penalties or restrictions, or alleging liability or potential liability arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or Environmental Permits, or (iii) otherwise relating to liabilities under any Environmental Law.

               "Environmental Laws" means all applicable foreign, national,
                ------------------
          European Union, Federal, state, provincial and local laws, statutes, directives, rules, regulations, treaties, conventions, codes, ordinances, orders, judgments, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment in effect as of the date of this Agreement.

               "Environmental Permits" means all permits, authorizations,
                ---------------------
          licenses, certificates, approvals, consents, registrations, variances, filings and other governmental authorizations or notifications required under Environmental Laws for Seller and its subsidiaries, DCBIL and PRC Company to conduct the Business.

               "Hazardous Materials" means all hazardous, dangerous or toxic
                -------------------
          substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, radioactive materials, asbestos and asbestos-containing materials, polychlorinated biphenyls, pollutants, contaminants and all other materials, substances and forces, including but not limited to electromagnetic fields and Pesticides, regulated pursuant to any Environmental Laws or that could result in liability under any Environmental Laws.

               "Pesticides" means all pesticides, insecticides, fungicides and
                ----------
          other similar such chemicals regulated pursuant to any Environmental Laws or that could result in liability under any Environmental Laws.

          (v) Capital Projects.  Schedule 3.1(v) hereto sets forth each
              ----------------
unfinished capital project relating to the Business which as of the Closing Date will require capital expenditures in excess of $100,000 to complete, Seller's good faith estimate of the capital expenditures that will be required subsequent to the Closing Date to complete such project, the expected date of completion of such project and Seller's good faith estimate of the capital expenditures that will be required subsequent to the Closing Date to complete all unfinished capital projects relating to the Business (without regard to individual amount).

          (w) Customers and Suppliers.  Schedule 3.1(w)(i) hereto, which
              -----------------------
Schedule shall be delivered by Seller at Closing, will contain a complete and correct list of (a) the 10 largest customers of and the 10 largest suppliers to the Business, and any sole-source suppliers of significant goods or services (other than electricity, gas, telephone or water) to the Business with respect to which alternative sources of supply are not readily available on comparable terms and conditions, in each case, during the 12-month period ended December 31, 1994, setting forth the sales by or to the Business for each such customer or supplier during such period. Except as provided in Schedule 3.1(w)(ii) hereto, Seller has no reason to believe that any such customer or supplier will or may substantially reduce the extent of such relationship, at any time prior to or after the Closing Date. Seller has no knowledge of (a) any other existing or contemplated modification or change in the business relationship of the Business with or (b) any existing condition or state of facts or circumstances, in either case which has, or will, adversely affect the Business with each such customer or supplier, or which has, or will, prevent the Business from being carried on after the Closing Date in essentially the same manner as it is currently carried on.

          (x) Minute Books.  Except as disclosed in Schedule 3.1(x), the minute
              ------------
books of the Subsidiaries, DCBIL and PRC Company accurately reflect all formal actions and proceedings taken to date by the respective shareholders, boards of directors and committees of the Subsidiaries, DCBIL and PRC Company and, in particular, (i) they contain originals of all notarial deeds, resolutions and other documents relating to any matters resolved by their respective official stockholders' meetings which require notarization and the respective entry into the official Commercial Register or Company Registration office in the respective jurisdictions and (ii) all entries required to be made in the Commercial Register or Company Registration office in each jurisdiction have been so made. The stock record books and other statutory books or corporate records of each Subsidiary, DCBIL and PRC Company accurately reflect all transactions in all classes of their respective stock, contain originals of any notarial deeds or other documents relating to the creation and/or transfer of all classes of their respective stock and include all other information required to be contained therein in the relevant jurisdiction.

          (y) Bank Accounts, Powers, Etc.  Schedule 3.1(y) hereto, which
              --------------------------
Schedule shall be delivered to Seller at the Closing, lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which any Subsidiary, DCBIL or PRC Company has an account or safe deposit box and the names and identification of all persons authorized to draw thereon or to have access thereto, and lists the names of each person holding powers of attorney of any nature or agency authority from any Subsidiary, DCBIL or PRC Company and a summary of the terms thereof.

          (z) Incentives.  Except as disclosed in Schedule 3.1(z), none of the
              ----------
Subsidiaries, DCBIL or PRC Company is subject to any obligation in terms of employment level, on-site operations, possible operational changes or the like in connection with any investment incentives or similar payments received from any Federal, state, regional, local or foreign authority or otherwise.

          (aa) Certain Payments.  None of the Subsidiaries, DCBIL or PRC Company
               ----------------
or any director, officer, agent, employee or other person associated with or acting on behalf of any Subsidiary, DCBIL or PRC Company has, directly or indirectly (i) used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iv) established or maintained any unlawful or unrecorded fund of corporate monies or other assets,
(v) made any false or fictitious entry on the books or records of any Subsidiary, (vi) made any unlawful bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, (vii) violated any Federal, state, local or foreign anti-boycotting law or (viii) made any unlawful bribe, kickback, or other payment of a similar or comparable nature to any person, private or public, regardless of form, whether in money, property or services to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment secured for business or for special concessions already obtained.

          (bb) Receivables.  All receivables of the Subsidiaries, DCBIL and PRC
               -----------
Company which are reflected on the October 8 Balance Sheet and which will be reflected on the Final Balance Sheet represent, as of the respective dates of such balance sheets, actual, bona fide obligations owing to the Subsidiaries, DCBIL and PRC Company in the ordinary course of business and are carried at their net realizable value. Such receivables are free and clear of any Liens. Except as set forth on the applicable balance sheet, (i) no reserve allowances were required to be established in accordance with GAAP with respect to such receivables which are reflected on the October 8 Balance Sheet, and (ii) no allowance will be required to be established in accordance with GAAP with respect to such receivables which will be reflected on the Final Balance Sheet as of the date thereof.

          (cc) Accuracy of Information.  The representations and warranties of
               -----------------------
Seller contained herein are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement made herein not misleading. If any of such information at any time subsequent to its delivery and at or prior to the Closing Date becomes untrue or misleading in any material respect, Seller will promptly notify Buyer in writing of such fact and of the reasons for such change.

          3.2    Representations and Warranties of Buyer.  Buyer represents and
                 ---------------------------------------
warrants to Seller as follows:

          (a) Due Organization and Power.  Buyer is and, on the Closing Date,
              --------------------------
each of Buyer and any Designee will be, a corporation duly organized, validly existing and in good standing, to the extent that the concept of good standing exists in the relevant jurisdiction, under the laws of the jurisdiction of its incorporation and has or on the Closing Date will have all requisite corporate power and authority to enter into the Transaction Agreements to which it is a party and perform its obligations thereunder.

          (b) Authorization and Validity of Agreements.  The execution, delivery
              ----------------------------------------
and performance by Buyer of this Agreement and the consummation by it of the transactions contemplated hereby have been and, on or prior to the Closing Date, the execution, delivery and performance by each Designee which is a party to an Ancillary Agreement of the Ancillary Agreements to which it is a party and the consummation by it of the applicable transactions contemplated thereby will be, duly authorized by its respective Board of Directors and the Board of Directors of its ultimate parent, and no other corporate action on its part is necessary for the execution, delivery and performance by it of the Transaction Agreements to which it is a party and the consummation by it of the applicable transactions contemplated thereby. This Agreement has been, and at the Closing the Ancillary Agreements will be, duly executed and delivered by Buyer and any Designee, as applicable, and this Agreement is, and at the Closing the Ancillary Agreements will be, the legal, valid and binding obligation of Buyer and each Designee, as applicable, enforceable against Buyer and each such Designee in accordance with their respective terms.

          (c) No Conflict.  The execution, delivery and performance by Buyer of
              -----------
this Agreement and the consummation by it of the transactions contemplated hereby does not and, on the Closing Date, the execution, delivery and performance by each of Buyer and each Designee of the Transaction Agreement to which it is a party and the consummation by it of the transactions contemplated thereby will not (i) violate any provision of Federal, state, local or foreign law, rule, regulation, order, injunction, judgment or decree applicable to Buyer or any such Designee to which its properties are subject; (ii) require any consent or approval of, or filing or notice to, any governmental or regulatory authority under any provision of U.S. federal, state, or local law applicable to Buyer or any such Designee, or the Treaty of Rome of 1957 and the regulations of the European Community adopted thereunder, except for the antitrust clearances set forth on Schedule 3.1(f) hereto; (iii) violate any provision of the Certificate of Incorporation or By-laws or other constituent documents of Buyer or any such Designee; and (iv) require any consent, approval or notice under, and will not conflict with, or result in the breach, lapse, cancellation or termination of, or constitute a default under, or result in the acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of or the performance by Buyer or any such Designee under, any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement, concession or other instrument to which Buyer any such Designee is a party or by which any of them or their assets, are bound or encumbered.
          (d) Brokers, Finders, etc.  Buyer has not employed, nor is it subject
              ---------------------
to the valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.
          (e) Legal Proceedings.  There is no civil, criminal or administrative
              -----------------
action, proceeding or governmental investigation (i) pending outside of the State of California, or (ii) to the knowledge of Buyer, pending in the State of California or threatened, in each case, which seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement.

To the knowledge of Buyer, there is no basis for any such action, proceeding or investigation.
          (f) Accuracy of Information.  The representations and warranties of
              -----------------------
Buyer contained herein are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement made herein not misleading. If any of such information at any time subsequent to its delivery and at or prior to the Closing Date becomes untrue or misleading in any material respect, Buyer will promptly notify Seller in writing of such fact and of the reasons for such change.

          3.3    Survival of Representations and Warranties.  The respective
                 ------------------------------------------
representations and warranties of Seller and Buyer contained in this Article III and the certificates delivered by Seller pursuant to Section 5.2(d) at the Closing (except for the representations and warranties in (i) Sections 3.1(a), 3.1(b), 3.1(c), 3.1(d) (except as to title), 3.1(e), 3.1(p), 3.2(a) and 3.2(b)
which shall survive until the fourth anniversary of the Closing Date, (ii) Sections 3.1(d) as to title, 3.1(j) and 3.1(u) which shall survive until the tenth anniversary of the Closing Date, (iii) Section 3.1(i)(v) and (vii) which shall survive until the expiration of the applicable statutes of limitation related thereto, and (iv) Section 3.1(i)(xiii) which shall survive until the expiration of the applicable statutes of limitation related thereto, but only to the extent that a breach of Section 3.1(i)(xiii) gives rise to Taxes of any Subsidiary, DCBIL or PRC Company for which Buyer is not otherwise indemnified pursuant to

Article VI) shall survive until the second anniversary of the Closing Date.

                                  ARTICLE IV
                                   COVENANTS

          4.1    Access to Information Concerning Properties and Records;
                 --------------------------------------------------------
Confidentiality; Business Contracts.  (a)  Access.  During the period commencing
- -----------------------------------        ------
on the date hereof and ending on the Closing Date and subject to applicable law, including, without limitation, antitrust laws, Seller shall, and shall cause its subsidiaries, DCBIL and PRC Company to, afford to Buyer, its counsel, accountants and other authorized representatives reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of their respective businesses, to the facilities, properties, books, records, the portions of Tax Returns relating to the Business, documents, personnel and auditors of the Business, with the right to make and retain copies thereof, as applicable, and, upon request, arrange for Buyer to inspect the Land Register and any other relevant land or charges register relating to real property in order that Buyer may have the opportunity to make such investigations as it shall desire in its sole discretion to make of the affairs of the Business. Seller shall, and shall cause its subsidiaries, DCBIL and PRC Company and their respective officers, employees, accountants and other agents to, (i) fully cooperate with any such investigation and (ii) make available to Buyer such additional financial and operating data and information as Buyer may from time to time reasonably request. If this Agreement is terminated prior to Closing, Buyer shall return to Seller or, at the joint election of Buyer and Seller, destroy all copies held by Buyer or its representatives of such books, records, Tax Returns and documents and results of such inspections, assessments, audits and tests and a Vice President of Buyer on behalf of Buyer shall certify to such destruction to Seller.
          (b) Confidentiality.  The parties expressly acknowledge and agree that
              ---------------
this Agreement and its terms and all information, whether written or oral, furnished by either party to the other party or any Affiliate (which term, when used in this Agreement, with respect to any person or entity, shall mean a person or entity that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such specified person or entity) of such other party pursuant to this Agreement ("Confidential
                                                                   ------------
Information") shall be deemed to be confidential and shall be maintained by each
- -----------
party and their respective Affiliates in confidence. Except as authorized in writing by the other party, neither party shall at any time disclose or permit to be disclosed any such Confidential Information to any person, firm, corporation or entity, (i) except as may reasonably be required in connection with the performance of this Agreement by Buyer, Seller or its subsidiaries, as the case may be, and (ii) except as may reasonably be required after the Closing in connection with the operation by Buyer or its Affiliates of the Business and

(iii) except to the parties' agents or representatives who are informed by the parties of the confidential nature of the information and are bound to maintain its confidentiality. The obligation not to disclose information under this
Section 4.1(b) shall not apply to information that (i) is or becomes generally available to the public other than as a result of disclosure by the recipient or any of its Affiliates, (ii) was readily available to the recipient or any of its Affiliates on a non-confidential basis prior to its disclosure to such party by the other party, (iii) was in the recipient's or its Affiliates' lawful possession as evidenced by records kept in the ordinary course of business or by proof of actual prior possession, (iv) becomes available to the recipient or any of its Affiliates on a non-confidential basis from a source other than the other party, provided that such source is not known by the recipient to be bound by
       --------
confidentiality agreements with the other party or its Affiliates or by legal, fiduciary or ethical constraints on disclosure of such information, (v) is required to be disclosed pursuant to a governmental order or decree or other legal requirement; provided, that the party required to disclose such information shall give the other party prompt notice thereof prior to such disclosure and, at the request of the other party, shall cooperate in all reasonable respects in maintaining the confidentiality of such information, including, without limitation, obtaining a protective order or other similar order or (vi) constitutes an Asset or is owned by a Subsidiary. Nothing in this
Section 4.1(b) shall limit in any respect either
party's ability to disclose information in connection with the enforcement by such party of its rights under this Agreement; provided that the proviso of clause (v) the immediately preceding sentence shall apply to the party desiring to disclose such information. The Confidentiality Agreement, dated November 1, 1994, between Seller and the Seagram Beverage Group shall not survive Closing.
              (c)  Subsequent Access.  Following the Closing, Seller shall
              ---  -----------------
provide Buyer and its representatives and Buyer shall provide Seller and its representatives, reasonable access to personnel and records of Seller and Buyer, as applicable, relating to the Business to the extent Buyer and Seller shall reasonably request such access.
              (d)  Business Contracts.  No later than fourteen days following
              ---  ------------------
the date hereof, Seller shall provide to Buyer copies of all Business Contracts and all other contracts that constitute Assets which have not previously been provided to Buyer.
          4.2    Conduct of the Business Prior to the Closing Date.  Seller
                 -------------------------------------------------
agrees that, except as provided in this Agreement or consented to or approved in writing by Buyer (which approval shall not be unreasonably withheld), or set forth on Schedule 4.2 hereto during the period commencing on the date hereof and ending at the Closing Date:
               (i) the Business shall be conducted only in the ordinary course of business consistent with past practice;

               (ii) none of the Subsidiaries, DCBIL or PRC Company will amend its Certificate of Incorporation or By-laws or other constituent documents;

               (iii) none of the subsidiaries of Seller which is a shareholder of any of the Subsidiaries, DCBIL or PRC Company will resolve to, and none of the Subsidiaries, DCBIL or PRC Company will issue or agree to, issue any additional shares of capital stock of any class or series, or any securities convertible into or exchangeable for shares of capital stock or issue any options, warrants or other rights to acquire any shares of capital stock or commit to do any of the foregoing;
               (iv) Seller will use its, and will cause its subsidiaries, DCBIL and PRC Company to use their, best efforts to preserve intact the Business, to keep available the services of their present officers and key employees, and to preserve the good will of those having business relationships with the Business;
               (v) none of the Subsidiaries, DCBIL or PRC Company will (A) dispose of, lease, transfer or subject to a Lien any of their properties or assets, other than (1) in the ordinary course of business consistent with past practice or (2) properties or assets which in the aggregate are not material to the Business; (B) waive any claims or rights, except in the ordinary course of business and except for cancellation and waivers of intercompany indebtedness or claims not assigned to or assumed by Buyer hereunder; (C)
     grant any increase in the compensation of officers or employees (including any increase in existing, or any creation of new, severance or termination pay obligations), except for increases in the ordinary course of business and consistent with past practice or as a result of collective bargaining, or Works Council agreement or as required by any employment or other agreement, any policy or any bonus, pension, profit-sharing or other plan or commitment or enter into employment agreements with any employee; (D) adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other plan, agreement trust, fund or arrangement for the benefit of employees, except as may be required to comply with applicable law (in which event Seller shall notify Buyer before taking any such action); (E) make any capital expenditure in excess of $150,000, other than as set forth on Schedule 4.2(e) hereto; (F) declare any dividend (other than cash dividends and distributions or as contemplated in Section 4.3) or make any distribution with respect to any class or series of its capital stock, repurchase, release or otherwise acquire or grant, sell or pledge any shares of its capital stock or other equity interest; (G) enter into, terminate or extend any agreement, arrangement, contract, maintenance or service agreement, purchase order, purchase commitment for raw materials, goods or other services, advertising or promotion agreement, lease, license, shipping agreement or co-packing agreement which (i) after the date hereof, requires any party thereto to pay an amount (whether in a lump sum or in a series of installments) in excess of $150,000, other than advertising and promotion agreements entered into in the ordinary course of business, (ii) provides for a surety, cosigner, endorser, guaranty or indemnity of any obligation or liability in excess of $150,000, contingent or otherwise, (iii) contains a right of first refusal with respect to the sale, transfer or other distribution of any assets having a value in excess of $150,000, (iv) has a remaining stated term in excess of one year and may not be terminated by any party thereto upon less than three months' notice, other than maintenance and services agreements and leases for personal property entered into in the ordinary course of business, (v) requires the disclosure to a third party of any trade secret exclusively relating to the Business, or (vi) grants or creates a power of attorney of any nature or agency authority; (H) transfer or dispose of in any way or fail to keep in effect any rights in, to or for the use of any Listed Intellectual Property; (I) build inventory levels at the trade, co-packer or factory level in a manner materially inconsistent with past practice, or permit inventory levels to fall below reasonably expected requirements; (J) settle any lawsuit or claim which imposes any continuing liability or non-monetary obligation or restriction on the Business or any of the Assets; (K) do any other act which would cause any representation or warranty of Seller in this Agreement to be or become untrue in any material respect; or (L) agree, whether in writing or otherwise, to do any of the foregoing; and
               (vi) Seller shall not, and shall cause its subsidiaries to not, amend or modify any Business Contracts other than advertising and promotion agreements in the ordinary course of business.
          4.3    Intercompany Debt.    (a) The Subsidiaries, DCBIL and PRC
                 -----------------
Company, on the one hand, and Seller (which, for purposes of this Section 4.3 shall include the subsidiaries of Seller other than the Subsidiaries), on the other hand, maintain and will up to the Closing Date maintain certain intercompany payables and intercompany receivables (the "Intercompany Account")
                                                         --------------------
reflecting indebtedness between the Subsidiaries, DCBIL and PRC Company, on the one hand, to or from Seller, on the other hand.
          (b) If, as of the Closing Date, the Net Intercompany Debt (as defined in this Section 4.3(b)) in the Intercompany Account consists of a net indebtedness of the Business to Seller, Seller shall, prior to or simultaneously with the Closing, contribute or cause to be contributed such Net Intercompany Debt in the Intercompany Account to the Business, or, if not contributed will, prior to or simultaneously with the Closing, cause such Net Intercompany Debt in the Intercompany Account to be settled or to be eliminated in some other manner. If, as of the Closing Date, the Net Intercompany Debt in the Intercompany Account consists of a net indebtedness of Seller to the Business,

Seller shall, prior to or simultaneously with the Closing, cause the Business to cancel or dividend such indebtedness to Seller, or, if not cancelled or dividended, will, prior to the Closing, cause the same to be settled or to be eliminated in some other manner. As used herein, the term "Net Intercompany
                                                            ----------------
Debt" shall mean (i) all intercompany liabilities of the Business to Seller in
- ----
the Intercompany Account less (ii) the sum of all intercompany receivables due
                         ----
to the Business from Seller in the InterCompany Account.
          4.4    Antitrust Laws.  Seller and Buyer agree to cooperate and use
                 --------------
their best efforts to make all filings which are required under the Antitrust Improvements Act. Seller and Buyer will furnish each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions to any United States or foreign governmental agency or body of competent jurisdiction. Seller and Buyer will supply each other copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its representatives, on the one hand, and the Federal Trade Commission (the "FTC"), the Antitrust Division of the United States Department of Justice
      ---
(the "Antitrust Division") or any other United States or foreign governmental
      ------------------
agency or body of competent jurisdiction or authority or members of their respective staffs, on the other hand, with respect to the Transaction Agreements and the transactions contemplated hereby other than any of such information filed pursuant to Items

4(c) and 5 of the Hart-Scott-Rodino Notification and Report Form or communications regarding the same.
          4.5    Cash Management.  On the Closing Date Seller shall cause there
                 ---------------
to be sufficient cash balances in the disbursement or depository accounts of the Subsidiaries, DCBIL and PRC Company, which participate in the central cash management system of Seller as is necessary to allow operations of each such Subsidiary, DCBIL and PRC Company to continue in the ordinary course of business for not less than one business day.
          4.6    Further Actions.  (a)  Subject to the terms and conditions of
                 ---------------
this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts:
(i) to obtain, in addition to approvals contemplated by Section 4.4 hereof, any licenses, permits, consents, approvals, authorizations, qualifications and orders of Federal, state, local and foreign governmental authorities as are required in connection with the consummation of the transactions contemplated hereby and by the Ancillary Agreements; (ii) to effect, in addition to the filings contemplated by Section 4.4 hereof, all necessary registrations and filings including, without limitation, required registrations and filings with foreign governmental authorities; (iii) to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties

(including governmental agencies or officials), challenging this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby; and (iv) to furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing; provided, however, notwithstanding anything to the contrary in this
           --------  -------
Agreement, neither Buyer nor any of its Affiliates shall be required to make any disposition, including, without limitation, any disposition of any subsidiary, asset, business or line of products, and neither Buyer, Seller, nor any of their Affiliates shall be required to comply with any condition or undertaking or take any action which is reasonably unacceptable to Buyer or Seller, as the case may be, in connection with obtaining any approval contemplated by Section 4.4 or otherwise; and, provided, further, that nothing in this Section 4.5 shall be
                --------  -------
deemed to limit in any way any discretion provided to a party hereunder (or require such party to grant its consent hereunder), including, without limitation, such party's discretion in determining when the conditions set forth in Section 5.1, Section 5.2 and Section 5.3, as applicable, have been satisfied.
          (b) Seller shall use its best efforts to obtain prior to (or, if not obtained prior to, subsequent to) the Closing all consents in forms reasonably satisfactory to Buyer, in each case required by contracts, leases, licenses and other agreements to which any Subsidiary, DCBIL or PRC Company is a party or which constitute Assets, and Buyer will cooperate in order to obtain such consents. Seller shall provide to Buyer one original of each consent promptly after it is obtained.
          (c) Each party hereto authorizes and empowers the other party hereto on and after the Closing Date to receive and open all mail received by such party relating to the Business or the Assets and to deal with the contents of such communications in any proper manner. Seller shall promptly deliver to Buyer any mail or other communication received by it after the Closing Date pertaining to the Business or the Assets and any cash, checks or other instruments of payment (with all necessary endorsements) to which Buyer is entitled and will use its best efforts to advise Buyer with respect to oral communications pertaining to the Business. Buyer shall promptly deliver to Seller any mail or other communication received by it after the Closing Date pertaining to the Excluded Assets to be retained by Seller or otherwise not relating to the Business, and any cash, checks or other instruments of payment (with all necessary endorsements) in respect thereof.
          (d) Seller and Buyer shall do or procure to be done all such further acts and things, and execute or procure the execution of all such other documents, as such other party may from time to time reasonably require, whether on or after Closing, for the purpose of giving to such other party the full benefit of all the provisions of this Agreement.
          (e) Buyer shall use its best efforts to cause itself to be substituted for Seller as co-obligor under that certain

Master Lease Agreement dated December 21, 1992, between Juice Bowl and Sun Bank.
          (f) Anything in this Agreement to the contrary notwithstanding, nothing in this Agreement shall be construed as an attempt to assign any contract or agreement that is by its terms or at law non-assignable without the consent of the other party thereto and as to which such consent shall not have been given. In order, however, that the full value of every contract and agreement of the character described in the immediately preceding sentence and all claims and demands relating to such contracts and agreements may be realized, Seller shall, to the extent reasonably possible, keep such contracts and agreements in effect and shall give Buyer the benefit of each such agreement to the same extent as if it had been assigned, and Buyer shall perform for the benefit of the Seller the obligations under the contract or agreement relating to the benefit obtained by Buyer. Upon the receipt by Buyer or Seller following the Closing Date of the consent of the other party to any such contract or agreement that is by its terms or at law non-assignable without such consent, such contract or agreement shall, without any further action on the part of Buyer or Seller, be deemed to have been assigned by Seller to Buyer and assumed by Buyer as of the date of such consent.
          (g) As used in this Agreement, the term "best efforts" shall not mean efforts which require the performing party to commence any litigation (except as expressly set forth) or to do any act that is unreasonable under the circumstances, or to expend any funds other than reasonable out-of-pocket expenses incurred in satisfying its obligations hereunder, including but not limited to the fees, expenses and disbursements of its accountants, actuaries, counsel and other professionals.

          4.7    No Shop.  From the date hereof until the Closing or the earlier
                 -------
termination of this Agreement, Seller will not (and will not permit any of its Affiliates to) directly or indirectly solicit, initiate, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiry or the making of any proposal by any person or entity other than Buyer which relates to the sale or other disposition of, or an investment by another party in, the Business, nor will Seller enter into or participate in (or permit any of its Affiliates to enter into or participate in) any discussions or negotiations regarding any of the foregoing, or furnish to any person or entity other than Buyer and its representatives any information relating to the Business (other than in connection with purchases and sales by Seller and the Subsidiaries of juice and other products in the ordinary course of business).

          4.8    Promotions.  (a)  Immediately prior to the Closing, Seller
                 ----------
shall furnish to Buyer a true, correct and complete schedule of all trade and consumer promotional programs relating to the Business to which Seller or any of its subsidiaries have committed for periods following the Closing.

          (b) On the six month anniversary of the Closing Date, (i) Seller shall reimburse Buyer for any amounts paid by Buyer or credited by Buyer to trade customers in excess of accrued liabilities established therefor on the Final Balance Sheet, or (ii) Buyer shall reimburse Seller for such accrued liabilities in excess of any amounts so paid or credited by Buyer, in either case, in respect of trade or consumer promotional programs, for which the performance has occurred prior to the Closing Date. Any such payment shall constitute an adjustment to the Stock and Asset Purchase Price.
          4.9    Covenant Not to Compete.  In order that Buyer and its
                 -----------------------
Affiliates may have and enjoy the full benefit of the Business, Seller agrees that Seller and its subsidiaries will not, without the express written approval in each case of the Board of Directors of Buyer, engage or be otherwise directly or indirectly interested in any activity involving the development, manufacture, processing, production, marketing, advertising, distribution, promotional activity, servicing or sale of juice or juice beverages (other than in connection with the Retained Business (as defined in Exhibit A hereto)) in the United States, Canada, the European Union or Japan, for the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (other than in the Federal Republic of Germany, where such period shall begin on the Closing Date and end on the third anniversary of the Closing Date.) For the purposes of this Agreement, Guam shall not be treated as a territory or possession of the United States. Notwithstanding the foregoing, nothing contained herein shall limit the right of Seller or any subsidiary to (i) engage in the Retained Business or (ii) hold and make investments in securities of any corporation, limited partnership or other entity that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market, provided that the Seller's and such subsidiary's aggregate beneficial equity interest therein shall not exceed 10% of the outstanding shares or interests in such corporation, partnership or other entity.
          4.10   Qualifying Shares.  Seller shall arrange for the sale, upon
                 -----------------
terms and conditions satisfactory to Buyer, by the owner thereof to the Buyer or one or more of its Affiliates at the Closing, of any shares of stock or other equity interests of the Subsidiaries owned by any person or entity other than a subsidiary of Seller.
          4.11   Business Records.  Seller and Buyer hereby acknowledge and
                 ----------------
agree that all business records, tangible data, documents, personnel records with respect to the Transferred Employees (as defined in Section 7.1), invoices, customer lists, vendor lists, service provider lists, promotional literature and advertising materials used in the marketing of products related to the Business, catalogs, research material, technical information, blueprints, technology, know-how, and technical designs, drawings, and specifications, if any (collectively the "Business Records"), owned by Seller or its subsidiaries
                   ----------------
(other than the Subsidiaries) and used in the Business on the Closing Date, but also used in the Retained Business or not used exclusively in the Business shall remain under the ownership of Seller or such subsidiary, as applicable. After the Closing

Date, Seller shall provide to Buyer at any reasonable time upon reasonable prior notice and from time to time, such access to and copies of the Business Records, as Buyer may from time to time reasonably request to the extent so related to the Business. The Business Records shall be deemed confidential information hereunder subject to the provisions of Section 4.1(b), notwithstanding the provisions of subsection (vi) of Section 4.1(b).
          4.12   Ault Foods Limited.  At the request of Buyer given to Seller on
                 ------------------
or before March 28, 1995, Seller shall exercise its rights under its Agreement with Ault Foods Limited to terminate such Agreement, effective as of July 1, 1995.
          4.13   Juice Bowl/Pepsi Dispute.  Seller shall reimburse Buyer for the
                 ------------------------
net costs arising out of the dispute under the Manufacturing/Packing Agreement dated January 22, 1994 between Pepsi Cola Company and Juice Bowl as a result of facts or circumstances or alleged facts or circumstances arising prior to the Closing (including, without limitation, the write-off of inventory and the disposal thereof), to the extent not reflected in the Final Balance Sheet, net of any proceeds from the disposal of any inventory. Buyer agrees to cooperate in all reasonable respects with Seller in minimizing such costs and damages, if any, associated with such dispute. Seller shall have the right to control the disposition of inventory. Seller shall have the right to control any litigation arising out of the dispute and shall be responsible for any damages resulting therefrom. In no event shall Buyer be entitled to any consequential damages as of a result of such dispute.

                                   ARTICLE V
                              CONDITIONS PRECEDENT

          5.1    Conditions Precedent to Obligations of Parties.  The respective
                 ----------------------------------------------
obligations of Buyer and Seller hereunder are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:
          (a) No Injunction.  At the Closing Date, (i) there shall be no
              -------------
injunction, restraining order, decision or decree of any nature of any United States or foreign court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby, (ii) there shall have been no suit or proceeding instituted by any United States or foreign governmental authority or body of competent jurisdiction which seeks to (x) restrain or prohibit the consummation of the transactions contemplated hereby in whole or material part or (y) otherwise seeks to impose material limitations on Buyer's freedom of action with respect to the Business or any material portion thereof or all or a material portion of the assets or businesses of Buyer and (iii) there shall be no action taken, or no Federal, state, local or foreign law, rule, regulation, decision or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby by any governmental or regulatory authority or body of competent jurisdiction which, in connection with the approvals contemplated by Section 4.4 or otherwise, imposes any requirement upon Buyer or any of its Affiliates to make any disposition, including, without limitation, any disposition of any subsidiary, asset, business or line of products or which imposes conditions or undertakings or which requires Buyer or Seller to take any actions which are reasonably unacceptable to Buyer or Seller, respectively.
          (b) Regulatory Authorizations.  All (i) consents, approvals,
              -------------------------
authorizations and orders of Federal, state, local and foreign governmental and regulatory authorities or body of competent jurisdiction as are necessary in connection with the transfer or licensing, as applicable, of the Stock, Assets and Licensed Trademarks to Buyer or its Designees and the execution and performance of the Transaction Agreements or which if not obtained would be reasonably likely to subject Buyer, Seller or any of their respective subsidiaries, or any officer, director or agent of any such person to civil or criminal liability or could render such transfer void or voidable (the "Required
                                                                        --------
Consents") shall have been obtained and (ii) applicable waiting periods
- --------
specified under the Antitrust Improvements Act with respect to the transactions contemplated by this Agreement shall have lapsed or been terminated.
          (c) Supply Agreement.  Buyer and Seller shall have executed a supply
              ----------------
agreement (the "Supply Agreement") with respect to the supply of pineapple juice
                ----------------
concentrates and clarified pineapple juice concentrate by Seller to Buyer, substantially in the form of Exhibit C hereto.

          (d) Trademark License.  Buyer and Seller shall have executed a
              -----------------
Trademark License Agreement (the "Trademark License Agreement") substantially in
                                  ---------------------------
the form of Exhibit D hereto.
          (e) Foreign Licensing.  (i) Buyer and/or one or more of its Affiliates
              -----------------
shall have taken assignments of the licensing agreements with each of Ault Foods Limited (unless earlier terminated), Cheil Foods & Chemicals Inc., China Food & Beverage Investment Limited, Orion-Yhtyma Oy Chymos, Rio Beverages Ltd.; (ii) Seller shall retain existing, or shall have entered into new agreements with respect to, in form and substance satisfactory to Buyer, all supply obligations with Snow Dole Co., Ltd., Cheil Foods & Chemicals Inc. and Rio Beverages Ltd; and (iii) Buyer and/or one or more of its Affiliates shall have taken assignments of the agreements or shall have entered into new agreements, in form and substance satisfactory to Buyer and Seller with Snow Brand Milk Products Co., Ltd.
          (f) Trademark Security Agreement.  The Licensees (as defined in the
              ----------------------------
Trademark License Agreement) and Seller shall have executed a trademark security agreement (the "Trademark Security Agreement") providing for a non-recourse
                ----------------------------
first priority security interest in the amount of $150,000,000 in the existing and any future Licensed Trademarks and any other trademarks containing the word Dole (including foreign equivalents thereof) for all goods and services and all applications and registrations relating thereto and the goodwill of the business relating thereto, securing damage claims resulting from a bankruptcy rejection of the Trademark License Agreement. The Trademark

Security Agreement shall provide that the security interest shall terminate upon the delivery of an unqualified opinion of O'Melveny & Myers or other comparable nationally recognized independent bankruptcy counsel in form and substance reasonably satisfactory to the Licensees, based upon a decision of the U.S. Supreme Court or a law enacted by the U.S. Congress, that the Trademark License Agreement cannot be rejected, or that the Licensees may retain or elect to retain all material rights licensed under the Trademark License Agreement notwithstanding a rejection, in a U.S. federal bankruptcy proceeding. The Trademark Security Agreement shall be in a form satisfactory to the Licensees and Seller.
          5.2    Conditions Precedent to Obligation of Buyer.  The obligation of
                 -------------------------------------------
Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Buyer at or prior to the Closing Date of each of the following additional conditions:
          (a) Accuracy of Representations and Warranties.  The representations
              ------------------------------------------
and warranties of Seller contained herein shall be true and correct in all material respects when made and at, and as of, the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except that to the extent any representation or warranty is made as of a specified date it need be true only as of such date.
          (b) Performance of Agreement.  Seller, its subsidiaries, DCBIL and PRC
              ------------------------
Company shall have in all material
respects performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by Seller and/or its subsidiaries, DCBIL or PRC Company prior to or at the Closing Date, including, without limitation, Seller's obligations under Section 2.2.
          (c) Entirety.  Except as set forth on Schedule 5.2(c) and taking into
              --------
account the rights and assets provided under the Ancillary Agreements, (i) the Subsidiaries, Assets and Licensed Trademarks shall constitute all of the companies, businesses, rights, assets and arrangements necessary to conduct the Business as presently being conducted by Seller, its subsidiaries, DCBIL and PRC Company, and there are no other companies, businesses, assets, rights or arrangements necessary to conduct the Business, and (ii) the Listed Intellectual Property, together with the Licensed Trademarks and all intellectual property to be transferred to Buyer as an Asset or as an asset of the Subsidiaries, DCBIL or the PRC Company, in each case as contemplated hereby, shall include all of the intellectual property necessary for or currently used in the conduct of the Business as presently being conducted by Seller, its subsidiaries, DCBIL and PRC Company.
          (d) Termination Payment.  (i) Seller shall have given Buyer evidence
              -------------------
that the termination payment of $20,750,000 to the former shareholders of ABA, relating to the Agreement and Plan of Merger, dated as of October 25, 1993 (the "ABA Merger Agreement"), between Dole and ABA has been paid, (ii) the Operating
 --------------------
Principles under the ABA Merger Agreement shall have
been terminated in all respects, (iii) the Employment Agreement, dated as of December 28, 1993 between Abbas Bayat and ABA shall have been terminated in all respects and (iv) neither Buyer nor any Subsidiary shall have any obligation under the ABA Merger Agreement or any other subsisting agreement to the former shareholders of ABA.
          (e) Certificate.  Buyer shall have received (i) a certificate of
              -----------
Seller, dated the Closing Date, executed on behalf of Seller by any Vice President, to the effect that the conditions specified in paragraphs (a), (b),
(c) and (d) above have been fulfilled, and, for purposes of this Agreement, by the delivery of such certificate Seller shall be deemed to have made a representation and warranty to Buyer as to the matters set forth in this Section 5.2.
          (f) Transition Agreement.  Buyer (and/or one or more Subsidiaries) and
              --------------------
Seller shall have executed a transition agreement (the "Transition Agreement")
                                                        --------------------
with respect to certain services to be provided by Seller to Buyer and/or such Subsidiaries or by Buyer and/or such Subsidiaries to Seller subsequent to the Closing Date, which Transition Agreement shall include a provision that, generally, it will have a term of not more than 90 days, and that Buyer shall bear all costs and expenses of Seller in connection with the performance of its services under the Transition Agreement, and be otherwise in a form satisfactory to the parties hereto.
          (g) Technology License.  Buyer and Seller shall have executed a
              ------------------
royalty-free Technology License Agreement (the

"Technology License Agreement" and together with the Transition Agreement, the
 ----------------------------
Trademark License Agreement, the Trademark Security Agreement and the Supply Agreement, the "Ancillary Agreements") with respect to certain technology and
                --------------------
know-how to be provided by Seller to Buyer necessary for Buyer to perform its obligations under the agreements assumed by Buyer pursuant to the terms of
Section 5.1(e) hereof, in a form satisfactory to the parties hereto.
          (h) Consents; Third-Party Rights; Filings; Notices. Buyer shall have
              ----------------------------------------------
received evidence reasonably satisfactory to it that (i) to the extent applicable to the transactions contemplated by this Agreement, all outstanding commitments, agreements, options, warrants, preemptive rights, calls, subscription obligations, conversion rights or other rights set forth on
Schedule 3.1(e)(i) hereto have been satisfied, terminated or waived, (ii) the consents, approvals, filings and required notices set forth on Schedule 5.2(h) hereto have been obtained, made or given (and are in full force and effect), and
(iii) the other actions set forth on Schedule 5.2(h) have been completed.
          (i) Environmental Compliance.  The actions set forth in Schedule
              ------------------------
5.2(i) (other than the actions set forth thereon under Lakeland - paragraphs 1, 8 and 9 and Borgloon - paragraphs 1, 2 and 5) hereto shall have been undertaken and completed.
          (j) Resignations.  The directors of the Subsidiaries, DCBIL and PRC
              ------------
Company identified by Buyer prior to that Closing Date shall have tendered their resignations effective as of the

Closing, in writing to the applicable Subsidiary, DCBIL or PRC Company or shall have otherwise been removed as of the Closing Date.
          (k) Opinion of Counsel.  Buyer shall have received from counsel for
              ------------------
Seller, opinions in a form or forms acceptable to Buyer, including without limitation, an opinion from Cleary Gottleib Steen & Hamilton substantially in the form of Exhibit E hereto.
          (l) Additional Matters.  All corporate and other proceedings, and all
              ------------------
documents, instruments and other legal matters in connection with the transactions contemplated by the Transaction Agreements shall be reasonably satisfactory to Buyer.
          (m) J.P. Fruit Distributors.  Seller shall have obtained from J.P.
              -----------------------
Fruit Distributors, Ltd., a release of any interest that it may have in the registration of the "Dole" and "Dole" & Sun Design trademarks in connection with the sale of juice and juice beverages, or otherwise reasonably satisfied Buyer that J.P. Fruit Distributors, Ltd. cannot effectively sell juice or juice beverages under such Trademarks or preclude Buyer from doing so.
          5.3    Conditions Precedent to the Obligation of Seller. The
                 ------------------------------------------------
obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Seller at or prior to the Closing Date of each of the following additional conditions:
          (a) Accuracy of Representations and Warranties.  The representations
              ------------------------------------------
and warranties of Buyer contained herein shall be
true and correct in all material respects when made and at, and as of, the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except that to the extent any representation or warranty is made as of a specified date it need be true only as of such date.
          (b) Performance of Agreements.  Buyer shall have in all material
              -------------------------
respects performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date, including, without limitation, Buyer's obligations under Section 2.3.
          (c) Certificate.  Seller shall have received a certificate of Buyer,
              -----------
dated the Closing Date, executed on behalf of Buyer by any Vice President, to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.
          (d) Opinion of Counsel.  Seller shall have received from counsel for
              ------------------
Buyer, opinions in a form or forms acceptable to Seller.

                                  ARTICLE VI
                         PROVISIONS AS TO TAX MATTERS

          6.1    Tax Indemnification.  (a) Except as provided in subparagraph
                 -------------------
(b), Seller shall indemnify and hold harmless Buyer and its Affiliates (including the Subsidiaries, any branch of such Subsidiary, DCBIL and PRC Company) from and against any and all Taxes or other amounts payable (but not yet paid as of the Closing Date) for or in respect of each of the following:
               (i) any and all Income Taxes of the Subsidiaries, DCBIL or PRC Company (or any predecessor) with respect to taxable periods actually ending on or before the Closing Date (including, but not limited to, any and all Income Taxes attributable to the Juice Bowl Purchase that are imposed as a result of ABA and the Buyer making the Elections and the Juice Bowl Allocation required under Section 6.5 of this Agreement);
               (ii) any and all Other Taxes of the Subsidiaries, DCBIL or PRC Company (or any predecessor) with respect to taxable periods ending on or before the Closing Date or allocable to the Pre-Closing Straddle Period pursuant to Section 6.1(c) hereof and all Income Taxes of the Subsidiaries, DCBIL or PRC Company allocable to the Pre-Closing Straddle Period pursuant to Section 6.1(c) and not previously paid, but only to the extent such Other Taxes and Income Taxes, in the aggregate, exceed the accrual therefore established on the Final Balance Sheet;
               (iii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group or equivalent group for VAT purposes of which any Subsidiary, DCBIL or PRC Company (or any predecessor) is or was a member prior to the Closing Date, for which such Subsidiary, DCBIL or PRC Company may be jointly or severally liable by reason of its inclusion in such group prior to the Closing Date pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign law or regulation;
               (iv) any Taxes arising out of a breach of the representations and warranties contained in Section 3.1(i) hereof; provided any claim with respect thereto is made within the period of survivability set forth in
     Section 3.3.
          (b) Notwithstanding anything to the contrary contained in this Agreement, Buyer shall be responsible for, and shall indemnify Seller and its Affiliates against (i) any and all Other Taxes of the Subsidiaries, DCBIL or PRC Company allocable to the Pre-Closing Straddle Period pursuant to subparagraph
(c) below or any other taxable period ending on or before the Closing Date and all Income Taxes allocable to the Pre-Closing Straddle Period, but only to the extent of the accrual established for such Other Taxes and Income Taxes on the Final Balance Sheet, (ii) any and all Taxes of a Subsidiary, DCBIL or PRC Company allocable to the Post-Closing Straddle Period pursuant to subparagraph
(c) below or any other taxable periods beginning after the Closing Date, (iii) any and all Taxes imposed on Seller or any of its Affiliates (including any Subsidiary, DCBIL or PRC Company) resulting from actions, decisions or elections undertaken or made by Buyer or any of its Affiliates (including a Subsidiary, DCBIL or PRC Company) after the Closing without Seller's written consent and
(iv) any interest or penalties that are due solely to the failure of Buyer to timely file or cause to be filed any Tax Return timely provided to it by Seller pursuant to subparagraph

(e)(i) below or for which Buyer is responsible for filing pursuant to subparagraph (e)(ii) and (iii) below.
          (c) Seller and Buyer shall, to the extent permitted by applicable law, elect with the relevant Taxing Authority to close the taxable period of the Subsidiaries, DCBIL and PRC Company on the Closing Date. In any case where applicable law does not permit any Subsidiary, DCBIL or PRC Company to close its taxable period on the Closing Date, then, except as provided in subparagraph (b) above, Taxes attributable to the taxable period of such Subsidiary, DCBIL or PRC Company beginning before and ending after the Closing Date shall be allocated between (i) the period up to the effective time of the Closing ("Pre-Closing
                                                                 -----------
Straddle Period") and (ii) the period subsequent to the effective time of the
- ---------------
Closing ("Post-Closing Straddle Period").  Such allocation shall be made by
          ----------------------------
means of a closing of the books and records of each Subsidiary, DCBIL and PRC Company as of the effective time of the Closing; provided that any items that are not reasonably susceptible to such allocation (i.e., certain exemptions, allowances and deductions) shall be apportioned on the basis of elapsed days.
          (d) (i) Promptly after receipt by Buyer or any of its Affiliates of written notice of the assertion or commencement of any claim, audit, examination, or other proposed change or adjustment by any Taxing Authority concerning any Taxes covered by Section 6.1(a) (each a "Tax Claim"), Buyer shall
                                                        ---------
notify Seller. Such notice shall contain factual information (to the extent known by Buyer) describing the asserted Tax Claim in reasonable detail and shall include copies of any notice or other document received from any Taxing Authority in respect of any such asserted Tax Claim. The failure of Buyer to give Seller prompt notice as provided herein shall not relieve Seller of any of its obligations under Section 6.1 except to the extent such failure has a material adverse effect on Seller's ability to defend the Tax Claim.
               (ii) Seller shall have the sole right to represent any Subsidiary's, DCBIL's or PRC Company's interests in any Tax audit or administrative or court proceeding relating to any Taxes covered by Section 6.1(a) and to employ counsel of its choice; provided that if the results of
                                                 --------
     such Tax audit or proceeding could reasonably be expected to have a material adverse effect on the condition of Buyer, any Subsidiary, DCBIL, PRC Company or their respective Affiliates for any taxable period ending after the Closing Date, then there shall be no settlement or closing or other agreement with respect thereto without the Buyer's consent, which consent will not be unreasonably withheld. Seller shall promptly notify Buyer if it decides not to control the defense or settlement of any such Tax audit or administrative or court proceeding and Buyer thereupon shall be permitted to defend and settle such Tax audit or proceeding at Seller's reasonable expense.
               (iii) With respect to any taxable period of any Subsidiary, DCBIL or PRC Company beginning before and ending after the Closing Date, Buyer and Seller shall jointly control the defense and settlement of any Tax audit or administrative or court proceeding, and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent will not be unreasonably withheld; provided, however, that if
                                                      --------  -------
     either party shall refuse to consent to any settlement, closing or other agreement that the other party proposed to accept (a "Proposed
                                                           --------
     Settlement"), then (A) the liability with respect to the subject matter of
     ----------
     the Proposed Settlement of the party who proposed to accept the Proposed Settlement shall be limited to the amount that such liability would have been if the Proposed Settlement had been accepted and (B) the other party shall be responsible for all expenses incurred thereafter in connection with the contest of such Tax audit or proceeding except to the extent that the final settlement imposes less liability on the party who proposed to accept the Proposed Settlement than the Proposed Settlement would have imposed.
               (iv) Seller shall promptly notify Buyer of the commencement of any claim, audit, examination or other proposed change or adjustment by any Taxing Authority which could reasonably be expected to affect the liability of Buyer, any Subsidiary, DCBIL or PRC Company for Taxes, and Seller shall keep Buyer duly informed of the progress thereof.

          (e) (i) Seller shall properly prepare or cause to be properly prepared, and shall timely file or cause to be timely filed (or in the case of any foreign, state or local Income Tax Returns due after the Closing Date, shall timely provide to Buyer for signature and filing, if appropriate), all Income Tax Returns which include any Subsidiary, DCBIL or PRC Company or their respective assets or operations for all taxable periods of the Subsidiaries, DCBIL and PRC Company ending on or before the Closing Date (which Income Tax Returns shall include the Subsidiaries, DCBIL and PRC Company and the reportable items from the assets or operations of the Subsidiaries, DCBIL and PRC Company through and including the Closing Date). Such Income Tax Returns (insofar as they relate to any Subsidiary, DCBIL or PRC Company) shall be prepared in a manner consistent with past practices, and Seller shall pay or cause to be paid all Income Taxes shown as due on such Tax Returns after application of all estimated tax payments previously made with respect thereto. Such Income Tax Returns (or the portions thereof that relate to any Subsidiary, DCBIL or PRC Company) shall be provided to Buyer for Buyer's review and comment 30 days prior to filing, and Buyer shall be entitled to suggest to Seller any reasonable changes to such Income Tax Returns. Seller and Buyer agree to consult and resolve in good faith any issue arising as a result of the review of such Income Tax Returns and mutually to consent to the filing as promptly as possible of such Income Tax Returns. In the event the parties are unable to resolve any dispute within fifteen days following the delivery of such Income Tax Returns, the parties shall jointly request the Auditor to resolve any issue at least ten days before the due date of any such Income Tax Return, in order that such Tax Return may be timely filed. In deciding the resolution of the dispute, the Auditor shall be instructed to give deference to the position advocated by Seller, provided such position is in accordance with applicable standards relating to the practice of certified public accountants generally and is not inconsistent with Seller's past practices. If the Auditor is unable to make a determination with respect to any disputed issue within five business days prior to the due date (including extensions) for the filing of the Income Tax Return in question, then such Income Tax Return shall be filed in the form advocated by Seller prior to such due date without such determination having been made. Notwithstanding the filing of such Tax Return, the Auditor shall make a determination with respect to any disputed issue, and an amended return shall be filed if necessary to reflect the Auditor's determination. The fees and expenses of the Auditor shall be allocated between Buyer and Seller proportionately in accordance with the formula set forth in Section 1.3(c). Seller shall, subsequent to the Closing Date, provide written notice to Buyer of the filing of any amended Income Tax Return or claim for refund with respect to any taxable period ending on or prior to the Closing Date and if any such filing could reasonably be expected to have a material adverse effect on the condition of Buyer, any Subsidiary, DCBIL, PRC Company or their respective Affiliates for any taxable period ending after the Closing Date, Seller shall not make such filing without the consent of Buyer, which consent will not be unreasonably withheld. Nothing in this Section 6.1(e)(i) shall excuse Seller from its indemnification obligations pursuant to Section 6.1(a) hereof if the amount of Income Taxes as ultimately determined (on audit or otherwise), for the periods covered by such Tax Returns exceeds the amount determined under this Section 6.1(e)(i).

               (ii) Subject to clause (iii) below, Buyer shall be responsible for preparing and filing all other Tax Returns required to be filed after the Closing Date by or on behalf of the Subsidiaries, DCBIL and PRC Company, or with respect to their respective assets and operations.

               (iii) With respect to any Income Tax Return required to be filed by Buyer for a taxable period of any Subsidiary, DCBIL or PRC Company beginning before the Closing Date and ending after the Closing Date, Buyer shall deliver, at least 30 days prior to the due date for filing such Tax Return (including extensions), to Seller a statement setting forth the amount of Tax allocated to the Pre-Closing Straddle Period pursuant to
     Section 6.1(c) (the "Tax Statement") and copies of such Income Tax Returns,
                          -------------
     and, without prejudice to the provisions of this Section 6.1, Buyer shall cause the Subsidiaries, DCBIL or PRC Company, as applicable, to pay all Income Taxes shown as due on such Income Tax Returns. Seller shall have the right to review such Income Tax Returns and the Tax Statement prior to the filing of such Income Tax Returns and to suggest to Buyer any reasonable changes to such Income Tax Returns. Seller and Buyer agree to consult and resolve in good faith any issue arising as a result of the review of such Income Tax Returns and the Tax Statement and mutually to consent to the filing as promptly as possible of such Income Tax Returns. In the event the parties are unable to resolve any dispute within fifteen days following the delivery of such Income Tax Returns and the Tax Statement, the parties shall jointly request the Auditor to resolve any issue in dispute as promptly as possible. If the Auditor is unable to make a determination with respect to any disputed issue within five business days prior to the due date (including extensions) for the filing of the Income Tax Return in question, then Buyer may file such Income Tax Return on the due date (including extensions) therefor without such determination having been made and without Seller's consent. Notwithstanding the filing of such Income Tax Return, the Auditor shall make a determination with respect to any disputed issue, and the amount of Income Taxes that are allocated to the Pre-Closing Straddle Period pursuant to Section 6.1(c) shall be as determined by the Auditor. In addition, an amended return shall be filed if necessary to reflect the Auditor's determination. The fees and expenses of the Auditor shall be allocated between Buyer and Seller in accordance with the formula set forth in Section 1.3(c). Nothing in this Section 6.1(e)(iii) shall excuse Seller from its indemnification obligations pursuant to Section 6.1(a) hereof if the amount of Income Taxes as ultimately determined (on audit or otherwise), for the periods covered by such Income Tax Returns and which are allocable to the Pre-Closing Straddle Period pursuant to Section 6.1(c), exceeds the amount determined under this Section 6.1(e)(iii); provided that Seller's obligation to make any payments with respect to Income Taxes governed by this clause (iii) shall be solely governed by
     Section 6.1(a)(ii).

               (iv) The review and dispute resolution procedures described in subparagraph (e)(iii) above shall also be followed with respect to any Tax Return pertaining to Other Taxes required to be prepared and filed by Buyer after the Closing Date and which show Other Taxes due in excess of $25,000 relating to the Pre-Closing Straddle Period or any other taxable period ending on or before the Closing Date; provided, however, Seller's obligation to make any payments with respect to such Other Taxes shall be solely governed by Section 6.1(a)(ii).

               (v) Seller and Buyer shall cooperate fully with each other and make available to each other in a timely fashion such Tax data and other information as may be reasonably required by Seller or Buyer for the preparation and timely filing of any Tax Returns required to be prepared and filed by Seller or Buyer hereunder, or in connection with the preparation or filing of any election, claim for refund, consent or certification.

          (f) Seller and Buyer shall provide to each other, and Buyer shall cause each of the Subsidiaries, DCBIL and PRC Company to provide access to Seller at any reasonable time upon reasonable prior written notice and from time to time, at the business location at which the books and records are maintained, after the Closing Date, to such Tax data of each of the Subsidiaries, DCBIL and PRC Company as Seller or Buyer, as the case may be, may from time to time reasonably request and will furnish, and request the independent accountants and legal counsel of Seller, Buyer, any Subsidiary, DCBIL or PRC Company to furnish to Seller or Buyer, as the case may be, such additional Tax and other information and documents in the possession of such persons as Seller or Buyer may from time to time reasonably request.

          (g) Any claim for indemnity hereunder may be made at any time prior to 60 days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

          (h) Any party seeking indemnification under Section 6.1 shall give the indemnifying party written notice of claim for indemnification or payment, which notice shall include a calculation of the amount of the requested indemnity or other payment and shall furnish to the indemnifying party copies of all books, records and other information reasonably requested by such party to the extent necessary to substantiate such claim and verify the amount thereof. If reasonably necessary in order to make or substantiate a claim (or to determine if a claim should be made), the indemnifying party shall be permitted access to the indemnified party's books, records and other information in connection therewith. The indemnifying party shall deliver to the indemnified party, within 30 days after receiving both the foregoing notice and copies of all books, records and other information reasonably requested by it, a detailed statement describing its objections (if any) thereto. The parties shall use reasonable efforts to resolve any such objections, but if they do not obtain a final resolution within 30 days (or any longer period mutually agreed to by the parties) after the indemnified party has received the statement of objections, the Auditor shall resolve any remaining objections. The fees and expenses of the Auditor shall be allocated between Buyer and Seller proportionately in accordance with the formula set forth in
Section 1.3(c).

          (i) Buyer agrees to cause each of the Subsidiaries, DCBIL and PRC Company to refrain from engaging in any transaction on the Closing Date following the Closing that is outside of the ordinary course of business if such transaction would affect the United States federal Income Tax liability of the Seller's consolidated group or any other Tax liability for which the Seller is responsible pursuant to Section 6.1(a).

          (j) For all purposes of this Agreement, each Subsidiary, DCBIL and PRC Company shall be considered to have paid prior to the Closing Date any Taxes covered by Sections 3.3(i) and 6.1(a) to the extent of any estimated Tax payments made by such company or on behalf of such company by any of its Affiliates prior to the Closing Date with respect to such Taxes.

          6.2    Tax Related Adjustments.  (a)  Seller and Buyer agree that, to
                 -----------------------
the extent permitted by law, any indemnity payment made under this Agreement will be treated by the parties as an adjustment to the Stock and Asset Purchase Price. If, notwithstanding such treatment by the parties, any indemnity payment is determined to be taxable to the indemnified party by any Taxing Authority, then the indemnifying party shall indemnify the indemnified party for any Taxes payable by it by reason of the receipt of such indemnity payment (including any payments under this Section 6.2), determined at an assumed marginal tax rate equal to the highest marginal tax rate then in effect for corporate taxpayers in the relevant jurisdiction.

          (b) An indemnity payment otherwise due and payable hereunder shall be decreased (but not below zero) to the extent of any net reduction in Taxes payable by the indemnified party or any of its Affiliates upon the payment of indemnifiable Taxes and related fees and expenses, determined at an assumed marginal tax rate equal to the highest marginal tax rate then in effect for corporate taxpayers in the relevant jurisdiction.

          (c) Except as provided in Section 6.2(d), Buyer shall pay to Seller any refund of any Taxes covered by Section 6.1(a) (including, for this purpose, the amount by which any Taxes included in the accrual established therefor on the Final Balance Sheet are refunded or subsequently determined to not be payable). In addition, Buyer shall pay to Seller the amount of any actual reduction in Taxes realized by Buyer or any of its Affiliates (including any Subsidiary) with respect to any period (or portion thereof) beginning after the Closing Date that relates to an audit adjustment or Taxes imposed on or with respect to Seller or its Affiliates (including any Subsidiary, DCBIL or PRC Company) with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date. Buyer shall pay to Seller such refund plus any interest received thereon (reduced by any actual Tax increase or actual Tax detriment to Buyer, any Subsidiary, DCBIL or PRC Company) or the amount of any such reduction in Taxes promptly upon receipt thereof by the recipient thereof. Buyer shall, if Seller requests, cause the relevant entity to file for and obtain any refunds or equivalent amounts to which Seller is entitled under this
Section 6.2(c); provided, however, that Buyer must consent to any such refund
                --------  -------
claim, which consent may not be unreasonably withheld, and that any such refund claim shall be at the sole expense of Seller.

          (d) In the event that any Subsidiary, DCBIL or PRC Company realizes any Tax attribute after the Closing Date that must be carried back to a taxable period ending on or prior to the Closing Date, such carryback shall be made only with Seller's written consent; provided that Seller shall consent to such carryback, shall cooperate in the filing of any required returns or claims for refund and shall pay Buyer any Tax refund received or the amount of reduction in Taxes so obtained (net of any tax cost incurred) if Seller, in its sole discretion, determines that permitting such carryback or filing such returns or claims will not adversely affect Seller or its Affiliates.

          6.3    Transfer Taxes.  Each party hereto shall bear one-half of all
                 --------------
transfer Taxes or fees, recordation or similar Taxes or fees, deed, stamp or other Taxes, recording charges, fees, or other similar cost or expense of any kind required in connection with the effectuation of the transactions contemplated by this Agreement (whether such Tax or fee is imposed on Buyer, Seller, any Subsidiary, DCBIL or PRC Company).

          6.4    Allocation of Purchase Price.  Buyer and Seller agree to
                 ----------------------------
allocate the Purchase Price for all purposes in accordance with the allocation schedule attached as Schedule 6.4 hereto and not to take any position orally or in writing inconsistent with such allocation in connection with any Tax Return, audit or other tax proceeding (unless required to do so pursuant to the disposition of a dispute with a Taxing Authority).

          6.5    Certain Tax Matters.  (a)  With respect to the Juice Bowl
                 -------------------
Purchase, ABA and Buyer shall jointly make timely and irrevocable elections under Section 338(h)(10) of the Code, and, if permissible, similar elections under any applicable state or local income tax laws. Buyer, Seller and ABA shall report the Juice Bowl Purchase consistent with such elections under section 338(h)(10) of the Code or any similar state or local tax provision (the "Elections") and agree not to take any action that could cause such Elections to
 ---------
be invalid, and shall take no position contrary thereto unless required to do so pursuant to a determination (as defined in section 1313(a) of the Code) or any similar state or local tax provision.

          (b) To the extent possible, ABA, Buyer and Juice Bowl shall execute at the Closing any and all forms necessary to effectuate the Elections (including, without limitation, Internal Revenue Service Form 8023 and any similar forms under applicable state and local income tax laws (the "Section 338 Forms")). In
                                                       -----------------
the event, however, any Section 338 Forms are not executed at the Closing, ABA, Buyer and Juice Bowl shall prepare and complete each such Section 338 Form no later than 15 days prior to the date such Section 338 Form is required to be filed. ABA, Buyer and Juice Bowl shall each cause the Section 338 Forms to be duly executed by an authorized person for ABA, Buyer and Juice Bowl in each case, and shall duly and timely file the Section 338 Forms in accordance with applicable tax laws and the terms of this Agreement.

          (c) The fair market value of the assets of Juice Bowl and the allocation of the portion of the Purchase Price allocable to the Juice Bowl Purchase (as required pursuant to section 338(h)(10) of the Code and regulations promulgated thereunder) among such assets (the "Juice Bowl Allocation") shall be
                                                ---------------------
as set forth on Schedule 6.4 hereto. ABA, Buyer and Juice Bowl shall file all Tax Returns consistently with the Juice Bowl Allocation.

                                  ARTICLE VII
                LABOR MATTERS, EMPLOYEE RELATIONS AND BENEFITS

          7.1    Transferred Employees.  On the Closing Date, Buyer may offer
                 ---------------------
employment to the employees of the Business who are not employed by a Subsidiary, DCBIL and PRC Company (the "Business Employees"). The employees of
                                        ------------------
each Subsidiary, DCBIL or PRC Company (the "Acquired Employees") and the
                                            ------------------
Business Employees hired by Buyer shall hereinafter be referred to collectively as "Transferred Employees."
    ----------- ---------

          7.2    Severance.  Seller shall make the severance and similar
                 ---------
payments (other than stay bonuses and other similar retention payments which shall be the subject of the Transition Agreement) to the Business Employees who do not become Transferred Employees which Seller is obligated to make (if any) to such Business Employees. The applicable Subsidiary shall make all severance and similar payments to the Transferred Employees whose employment is terminated following the Closing Date which such Subsidiary is obligated to make (if any) to such Transferred Employees. The Seller shall not be obligated to reflect any such severance or similar liability of the Subsidiaries arising out of the transactions contemplated by this Agreement on the Preliminary Closing Balance Sheet or the Final Balance Sheet.

          7.3    Employee Notification Requirements.  (a)  Prior to the Closing
                 ----------------------------------
Date, Seller shall not, without Buyer's consent, (i) effect any "plant closing" or "mass layoff", as such terms are defined in WARN or (ii) effect any dismissals or "collective dismissals" or other analogous program of employment terminations to the extent such actions would implicate foreign laws analogous to WARN, (including, without limitation, the German Workers Council Act, the European Council Directive 75/129, the European Council Directive 94/95, any Terminations Protection Act or any regulations, statutes, rules or orders implementing such directives or acts (collectively, the "Directives")).
                                       ----------

          (b) Seller agrees to cooperate (and to cause each of its Affiliates to cooperate) with Buyer in providing such notices for Business Employees and Acquired Employees who are United States residents as may be required under WARN or other laws analogous to WARN with respect to any employment terminations of Business Employees and Acquired Employees who are United States residents that Buyer may effect on or within 60 days after the Closing Date.

          (c) Buyer agrees to take such action as is necessary to insure that any employment terminations that may be effected in connection with the transactions contemplated by this Agreement comply with the labor laws and agreements covering Non-United States Employees, including without limitation, the Directives.

          7.4    Dole Pension Benefits.  No assets or liabilities of either the
                 ---------------------
Retirement Plan for Salaried Employees of Dole Food Company, Inc. and Participating Divisions and Subsidiaries or the Retirement Plan for Salaried Employees of Packaged Food Division of Dole Food Company, Inc. (collectively, the "Dole Pension Plans") shall be transferred with respect to the Transferred
     ------------------
Employees.  Benefits payable to the participants in the Dole

Pension Plans ("Dole Juice Plan Participants") shall be payable to such
                ----------------------------
employees pursuant to the terms of, and at such times and in the amounts provided under the Dole Pension Plans.

          7.5    Dole 401(k) Plan Benefits.  Benefits payable under the Dole
                 -------------------------
Food Company Inc. Tax Deferred Investment Plan shall be payable pursuant to the terms of, at the time, and in the amounts provided under such plan.

          7.6    Juice Bowl Profit Sharing Plan.  Effective on the Closing Date,
                 ------------------------------
Seller shall assume sponsorship of all liabilities which arise as a result of the sponsorship, administration or other actions taken in connection with the Juice Bowl Profit Sharing Plan and neither Juice Bowl nor Buyer shall have any liability therefor. Benefits payable under the Juice Bowl Profit Sharing Plan shall be payable pursuant to the terms of, at the time, and in the amounts provided under such plan.

          7.7    Welfare Benefits.  (a)  Seller shall be responsible for all
                 ----------------
Welfare Plan expenses and benefits for Transferred Employees and their eligible dependents with respect to their claims incurred under Seller's Welfare Plans or the Welfare Plans of any of its Affiliates prior to the Closing Date, and Buyer shall be responsible for all such claims incurred after the Closing Date. For purposes of this paragraph, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of disability benefits, when the disability occurs; and in the case of a hospital stay, when the employee first enters the hospital.

          (b) Effective on the Closing Date, Buyer shall cause all Transferred Employees who are Business Employees (and their spouses and dependents) who were, immediately prior to the Closing Date, covered under a "group health plan" (as defined in Code Section 5000(b)), to become covered under a "group health plan" sponsored by Buyer or an Affiliate.

          (c) Seller shall remain responsible for all legally mandated continuation of health care coverage for former employees of the Business formerly covered under Seller's Welfare Plans or the Welfare Plans of any of its Affiliates.

          7.8    No Third Party Beneficiaries.  Nothing contained in this
                 ----------------------------
Article VII shall confer upon any of the employees of Seller, Buyer or any of their Affiliates, any rights or remedies of any kind whatsoever under or by reason of this Agreement (including, without limitation, any right to employment or continued employment for a specific period, or any right to a particular benefit).

          7.9    Non-United States Employee Benefit Plans.  All assets and
                 ----------------------------------------
liabilities of any Benefit Plan which relates to Non-United States Employees including, without limitation, the benefit of insurance and assurance policies except for the portion thereof which covers Non-United States Employees who do not become Transferred Employees (the amount thereof to be determined by Buyer's and Seller's actuaries) shall transfer to Buyer at the Closing Date.

                                 ARTICLE VIII
                       ASSUMPTION OF CERTAIN OBLIGATIONS
                       AND LIABILITIES; INDEMNIFICATION

          8.1    Assumption and Indemnification.  (a)  On and after the Closing
                 ------------------------------
Date, Buyer hereby agrees to indemnify, defend and hold harmless Seller and its Affiliates (other than the Subsidiaries, DCBIL and PRC Company) (collectively, the "Seller Indemnified Parties") from and against and in respect of any and all
     --------------------------
claims, losses, damages, costs, expenses, obligations, liabilities, charges, actions, suits, proceedings, deficiencies, interest, penalties and fines (including costs of collection, attorney's fees and other costs of defense, removal costs, remediation costs, closure costs and expenses of investigation and ongoing monitoring) (collectively, "Damages") imposed on, sustained,
                                        -------
incurred or suffered by or asserted against them, directly or indirectly, in respect of, but only in respect of:

               (i) any breach of Buyer's representations and warranties, any such claim to be made by Seller within the period of survivability set forth in Section 3.3;

               (ii) Buyer's failure to perform or otherwise fulfill any of its agreements, covenants, obligations or undertakings hereunder;

               (iii) the Assumed Liabilities and liabilities of the Subsidiaries (except to the extent such Damages result from or arise out of any breach of this Agreement by Seller);

               (iv) any and all claims asserted by any person for the death of or injury to any person or any damage to or loss of property or other liability arising out of products of the Business that are manufactured by Buyer or any of its Affiliates subsequent to the Closing Date or arising from the storage and handling subsequent to the Closing Date of products or of the ingredients of such products (except to the extent under the control of Seller), whether in respect of any express or implied representation or warranty or otherwise; and

               (v) Buyer's operation of the Business following the Closing Date.

          (b) On and after the Closing Date, Seller hereby agrees to indemnify, defend and hold Buyer and its Affiliates (including the Subsidiaries, DCBIL and PRC Company) (a "Buyer Indemnified Party"), harmless from and against and in
                 -----------------------
respect of any and all Damages imposed on, sustained, incurred or suffered by or asserted against them directly or indirectly, but only in respect of:

               (i) any breach of Seller's representations and warranties (except for a breach of the representations and warranties contained in Section 3.1(i), it being the intention of the parties that Buyer's rights against Seller with respect to Taxes shall be governed by Article VI and not this
     Article VIII except as specifically provided in Section 8.3), including, without limitation, representations and warranties of the Seller contained in any certificate delivered by Seller at the Closing pursuant to the terms of Section 5.2(e) hereof, any such claim to be made by Buyer within the period of survivability set forth in Section 3.3;

               (ii) Seller's failure to perform or otherwise fulfill any of its agreements, covenants, obligations or undertakings hereunder;

               (iii) all liabilities of Seller and its subsidiaries (other than the Subsidiaries) other than the Assumed Liabilities;

               (iv) any occurrence, state of facts, circumstance or condition set forth in Schedule 5.2(i); and

               (v) any and all claims asserted by any person for the death of or injury to any person or any damage to or loss of property or other liability arising out of products of the Business, manufactured prior to the Closing Date (other than any such claims to the extent arising out of or resulting from the processing, shipment, storage, handling or labelling of such products by Buyer or any of its direct or indirect distributors), whether in respect of any express or implied representation or warranty or otherwise.

          (c) All such Damages described in the foregoing paragraphs (a) and (b) are collectively referred to as "Indemnified Liabilities".
                                 -----------------------

          (d) With respect to any Indemnified Liabilities arising under clause
(b)(i) of this Section 8.1 out of a breach of the representation set forth in Section 3.1(u) hereof and/or clause (b)(iv) of this Section 8.1:

               (i) Buyer shall, and shall cause any applicable Subsidiary to, cooperate with any reasonable request by Seller to enable Seller to perform its obligations under this Article VIII with respect to such Indemnified Liabilities;

               (ii) Buyer shall promptly notify Seller of the existence of any Indemnified Liabilities, but failure to so notify Seller promptly shall not relieve Seller of any of its obligations hereunder in the absence of actual prejudice and then only to the extent such actual prejudice is caused by such failure to so notify Seller; and

               (iii) in the event that remedial action is required with respect to any Indemnified Liabilities (A) by a governmental agency or other third party, (B) because an action level or other cleanup standard of a governmental agency for soil, subsurface, groundwater, or surface water is exceeded, or (C) because of a threat to public health or the environment,
     (i) Buyer and Seller shall jointly cooperate with respect to the performance of such remedial action and with respect to discussions and negotiations with all governmental agencies exercising jurisdiction over such matter; and (ii) Seller's obligations with respect to such remedial action shall be satisfied upon a demonstration that (x) a "no further action or other similar determination (including without limitation no further action with respect to any monitoring or post-closure care) has been obtained regarding such remedial action from all governmental agencies exercising jurisdiction over such matter or (y) such remedial action has been completed in accordance with the standards in effect at the time of completion of such remedial action.

          8.2    Procedure.  If a claim by a third party is made against an
                 ---------
indemnified party, and if such party intends to seek indemnity with respect thereto under this Article VIII or under any other provisions of this Agreement providing for indemnification, such indemnified party shall promptly notify the indemnifying party in writing of such claims setting forth such claims in reasonable detail. The failure of the indemnified party to give the indemnifying party prompt notice as provided herein shall not relieve the indemnifying party of any of its obligations under this Article VIII, except to the extent that the indemnifying party's legal rights are materially prejudiced by such failure. The indemnifying party shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the indemnified party shall cooperate with it in connection therewith; provided that
                                                                   --------
the indemnified party may participate in such settlement or defense through counsel chosen by such indemnified party if the fees and expenses of such counsel shall be borne by such indemnified party. So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim; provided
                                                                        --------
that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the indemnified party within 30 days after the receipt of the indemnified party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The indemnifying party shall not, except with the consent of the indemnified party, enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all indemnified parties (i.e., Seller Indemnified Party or Buyer
                                  ----
Indemnified Party, as the case may be) an unconditional release from all liability with respect to such claim or consent to entry of any judgment.

          8.3    Limitation on Indemnification.  Seller shall be required to
                 -----------------------------
indemnify and hold harmless Buyer under Section 6.1 and Section 8.1(b)(i) with respect to Damages incurred by such indemnified party in accordance with Section
6.1 and Section 8.1(b)(i) only to the extent that the aggregate amount of all such Damages of Buyer exceeds $625,000; provided that no such limitation shall apply to Seller's indemnification obligations under Section 6.1 relating to Income Taxes and VAT Taxes allocable to the Pre-Closing Straddle Period and all other periods ending on or before the Closing Date.

          8.4    Adjustment of Indemnity Payment.  If the amount of any claim
                 -------------------------------
under any of Sections 8.1(a) or 8.1(b) (i) is currently deductible in the calculation of Taxes of the party making the claim or (ii) results in an addition to basis of any asset subject to depletion, depreciation or amortization, the amount of the indemnity payment shall be adjusted as follows: in the case of a claim described in clause (i) of the preceding sentence, the indemnity payment shall be reduced by the product of (A) the amount of the deduction times (B) an assumed marginal tax rate equal to the highest marginal tax rate then in effect for corporate taxpayers in the relevant taxing jurisdiction. In the case of a claim described in clause (ii) of such sentence, the indemnity payment shall be reduced by an amount determined by (A) deeming the useful life of the property to be seven years commencing on the first day of the taxable year in which the payment resulting in the basis increase is made;
(B) amortizing such basis increase ratably on a straight line basis over such deemed useful life; and (C) calculating the present value of the tax saving deemed to result therefrom (which tax saving shall be determined using the highest marginal tax rate then in effect for corporate taxpayers in the relevant taxing jurisdiction) at an annual discount rate equal to the prime rate of interest, as reported in The Wall Street Journal, Eastern Edition, on the date of determination (the "Applicable Rate"). In the event that there should be a
                       ---------------
determination disallowing the deduction or
basis increase, the indemnifying party shall be liable to refund to the indemnified party the amount of any related reduction previously allowed to the indemnifying party pursuant to this Section 8.4, plus interest at the Applicable
                                                 ----
Rate from the date of such payment to the date of such refund. The amount of the refunded reduction shall be deemed a payment under Sections 8.1(a) and 8.1(b) and thus shall be paid subject to any applicable reductions under this
Section 8.4.

          8.5    Indemnity Payments.  All amounts paid pursuant to Article VI or
                 ------------------
this Article VIII shall, to the extent permissible under applicable law, be treated as adjustments to the Stock and Asset Purchase Price.

          8.6    Exclusive Remedy.  Each of Seller and Buyer acknowledges and
                 ----------------
agrees that, from and after the Closing, (except as provided in section 9.9 hereof) its sole and exclusive remedy with respect to any and all claims against the other party relating to the subject matter of this Agreement (other than the Ancillary Agreements) shall be pursuant to the indemnification provisions set forth in this Article VIII (except for claims relating to Taxes, which shall be governed by Article VI except as specifically provided in Section 8.3) or as otherwise provided hereunder. In furtherance of the foregoing, each of Seller and Buyer hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from fraud) it may have against the other party relating to the subject matter of this Agreement arising under or based upon any Federal, state or local statute, law, ordinance, rule or regulation or otherwise. Buyer further acknowledges and agrees that, other than the representations and warranties of Seller specifically contained in this Agreement, the Ancillary Agreements and the instruments and/or certificates delivered at Closing, there are no representations or warranties of Seller or any other person or entity either expressed or implied with respect to the Business, the Assets or the Assumed Liabilities.


                                  ARTICLE IX

                                 MISCELLANEOUS

          9.1    Termination and Abandonment.
                 ---------------------------
          (a) General.  This Agreement may be terminated and the transactions
              -------
contemplated hereby may be abandoned at any time, but not later than the Closing
Date:

               (i) by mutual written consent of Buyer and Seller;

               (ii) by Buyer (A) after June 30, 1995 if, through no fault of Buyer, the Closing shall not have occurred or (B) if Buyer or any of its Affiliates shall be required to make any disposition, including, without limitation, any disposition of any subsidiary, asset, business or line of products, or comply with any condition or undertaking or take any action which is reasonably unacceptable to Buyer in connection with obtaining any approvals contemplated by Section 4.5 or otherwise;

               (iii) by Seller after June 30, 1995 if, through no fault of Seller, the Closing shall not have occurred; or

               (iv) by either Buyer or Seller if there shall be in effect any Federal, state, local or foreign law or regulation that prohibits the consummation of the Closing or if consummation of the Closing would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

          (b) Procedure Upon Termination.  In the event of the termination and
              --------------------------
abandonment of this Agreement, written notice thereof shall promptly be given to the other party hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto.

          (c) Survival of Certain Provisions.  The respective obligations of the
              ------------------------------
parties hereto pursuant to Sections 4.1(b) and 9.2 hereof shall survive any termination of this Agreement.

          9.2    Fees and Expenses.  Whether or not the transactions
                 -----------------
contemplated hereby are consummated, each of the parties hereto shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement, including attorneys', accountants' and other advisors' fees.

          9.3    Notices.  All notices, requests, demands, waivers and other
                 -------
communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by overnight courier with delivery charges prepaid, or sent by telecopy, as follows:

          (a)  if to Seller, to it at:

                    Dole Food Company, Inc.
                    31355 Oak Crest Drive
                    Westlake Village, California  91361
                    Attention: Alan B. Sellers, Esq.
                    Telecopy No.:  (818) 879-6615

               with a copy to:

                    O'Melveny & Myers
                    153 East 53rd Street
                    New York, New York  10022
                    Attention: Charles F. Niemeth, Esq.
                    Telecopy No.:  (212) 326-2061

          (b)  if to Buyer, to it at:

                    Tropicana Products, Inc.
                    1001 Thirteenth Avenue East
                    Bradenton, Florida  34208
                    Attention: General Counsel
                    Telecopy No.: (813) 749-3941

                    with a copy to:

                    Simpson Thacher & Bartlett
                    425 Lexington Avenue
                    New York, New York  10017
                    Attention: Sarah E. Cogan, Esq.
                    Telecopy No.: (212) 455-2502

or to such other person or address as either party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery.

          9.4    Entire Agreement.  This Agreement (including the Exhibits and
                 ----------------
Schedules hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, including, without limitation, the letter agreement, dated January 5, 1995, between The Seagram Company Ltd. and the Seller, and between the parties hereto with respect to the subject matter hereof (other than the Confidentiality Agreement, dated November 1, 1994, between The Seagram Beverage Group and the Seller).

          9.5    Binding Effect; Benefit.  This Agreement shall inure to the
                 -----------------------
benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          9.6    Assignability.  This Agreement shall not be assigned by either
                 -------------
of the parties hereto without the prior written consent of the other party; provided, however, that Buyer shall have the right to assign any or all of its rights to acquire the Stock, the Assets, or its rights with respect to the Supply Agreement and the Trademark License Agreement to one or more direct or indirect wholly-owned subsidiaries of The Seagram Company Ltd. (each a "Designee"); provided, further, however, that no such assignment shall release Buyer from any of its liabilities or obligations hereunder.

          9.7    Amendment and Modification; Waiver.  Subject to applicable law,
                 ----------------------------------
this Agreement and any Exhibit attached hereto may be amended, modified and supplemented by a written instrument expressly identified as an amendment hereto authorized and executed on behalf of Buyer and Seller at any time prior to the Closing Date with respect to any of the terms contained herein. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach. No failure on the part of either party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof. Except as set forth in Section 8.6 hereof, the remedies herein are cumulative and not exclusive of any remedies provided by law.

          9.8    Public Announcements.  Unless otherwise required by law, prior
                 --------------------
to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any party without the prior approval of the other party. If in the judgment of either party such a news release or public announcement is required by law, the party intending to make such release or announcement shall provide prior notice to the other party of the contents of such release or announcement and shall consult with the other party with respect thereto.

          9.9    Specific Performance.  Buyer and Seller each acknowledge that,
                 --------------------
in view of the uniqueness of the transactions contemplated by this Agreement, the other party might not have an adequate remedy at law for money damages if this Agreement has not been performed in accordance with its terms. Each party therefore agrees that the other party shall be entitled to such specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

          9.10  Bulk Sales Law.  The parties hereto each agree to waive
                --------------
compliance by the other with the provisions of the Bulk Sales Law of any jurisdiction.

          9.11   Section Headings.  The section headings contained in this
                 ----------------
Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          9.12   Counterparts.  This Agreement may be executed in any number of
                 ------------
counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

          9.13   Applicable Law.  This Agreement and the legal relations between
                 --------------
the parties hereto shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles thereof.

          9.14   Severability of Provisions.  Any provision of this Agreement
                 --------------------------
which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent and only for the duration of such prohibition or enforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction. If any such provision shall be adjudged by any court or authority of competent jurisdiction to be prohibited or unenforceable but would be valid and enforceable if part of the wording thereof were to be deleted and/or the period thereof were to be reduced and/or the area thereby were to be reduced, such provision shall apply within the jurisdiction of such court or authority with such modifications as are necessary to make it valid and enforceable.

        [The remainder of this page has intentionally been left blank.]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                      DOLE FOOD COMPANY, INC.


                                      By: /s/ David H. Murdock
                                         -------------------------------------
                                         Name: David H. Murdock
                                         Title: Chairman of the Board


                                      TROPICANA PRODUCTS, INC.


                                      By: /s/ Edgar Bronfman, Jr.
                                         -------------------------------------
                                         Name: Edgar Bronfman, Jr.
                                         Title: Chairman of the Board

                                   Exhibit A
                                   ---------


          As used in this Agreement, the term "Business" shall mean the
                                               --------
worldwide juice and juice beverages business, as conducted by Seller and its subsidiaries, DCBIL and the PRC Company on the date hereof, including, but not limited to, the business of Seller and its subsidiaries, DCBIL and the PRC Company relating to the products set forth on Exhibit B hereto (but excluding the Retained Business (as defined in this Exhibit A) as conducted on the date hereof) and the other businesses which are conducted by the Subsidiaries on the date hereof.

          As used in this Agreement the term "Retained Business" shall mean the
                                              -----------------
business of Seller and its subsidiaries relating to (i) the production, manufacture, sales, marketing, promotion, advertising and distribution of (A) shelf stable 100% pineapple juice beverages and pineapple juice blend beverages (100% and dilute) packaged in large (multi-serve) steel cans or (to the extent now being used in lieu of such steel cans, 1 liter tetrapacks) or in any form of successor packaging in any territory or territories as may hereafter become generally accepted in the marketplace in such territory or territories as a replacement for large (multi-serve) steel cans (or tetrapacks in Canada) containing such beverages, (B) shelf stable 100% pineapple juice beverages and pineapple juice blend beverages (100% and dilute) packaged in single-serve steel cans or in any form of successor packaging in any territory or territories as may hereafter become generally accepted in the marketplace in such territory or territories as a replacement for single-serve steel cans containing such beverages, and (C) juice concentrates sold in bulk containers and (D) juice sold in bulk containers; (ii) co-packing for others at the Seller's canneries in Thailand and the Philippines; (iii) private label packing of pineapple juice, and juice beverages and juice blends in packaging permitted in (i)(A) or (i)(B) of this paragraph; and (iv) the serving of pineapple juice products served at the Wahiawa Pineapple Pavilion, the Dole Cannery Pavilion, the Dole Tiki Room at Disney World and Disneyland and similar attractions at other amusement park locations and other promotional outlets for pineapple products of Seller and its subsidiaries.


                                   Exh. A-1

                                   Exhibit B
                                   ---------

Dole Pineapple Juice/*/
Dole Pineapple-Orange Juice/*/
Dole Pineapple-Grapefruit Juice/*/
Dole Pineapple-Pink Grapefruit Juice/*/
Dole Pineapple-Orange-Banana Juice/*/
Dole Pineapple-Orange-Guava Juice/*/
Dole Pineapple-Passion-Banana Juice/*/
Dole Cherry Juice
Dole Peach Juice
Dole Country Raspberry Juice
Dole Tangerine Juice
Dole Tropical Fruit Juice
Dole Apple Berry Burst Juice
Dole Fruit Fiesta Drink
Dole Pacific Pink Grapefruit Juice
Dole Pineapple-Orange-Strawberry Juice
Dole Apple Berry Burst Drink
Dole Raspberry Lemon Splash Drink
Dole Tropical Breeze Drink
Dole Island Tropic Juice
Dole Raspberry-Apple Juice
Dole Papaya Passion Juice
Dole Pineapple-Orange-Raspberry Juice
Dole Raspberry Juice

Looza Fruit Juices
Looza Nectars
Fruvita Not-From-Concentrate Juices
Juice Bowl Fruit Juices
Juice Bowl Fruit Drinks


- ------------------------
/*/  Except for the Retained Business as conducted on the date hereof.


                                   Exh. B-1